STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of November 7, 1997 (the Agreement), among Saputo Group Inc., a Canadian corporation (the Parent), Saputo Acquisition, Inc. a Delaware corporation (the Buyer), and Specialty Foods Corporation, a Delaware corporation (the Seller), for the purchase and sale of all of the issued and outstanding shares of capital stock of Stella Holdings, Inc., a Delaware corporation (Stella Holdings), which in turn owns, directly or indirectly, all of the issued and outstanding capital stock of the companies listed on Appendix A (the Stella Companies). Stella Holdings, together with the Stella Companies, is sometimes referred to herein as the Company.

     The Seller is the beneficial and record owner of all of the issued and outstanding shares of common stock, par value $.01 per share (the Common Stock), of Stella Holdings. The shares of Common Stock purchased pursuant to Article 1 of this Agreement are sometimes referred to herein as the Shares.

     The Parent is the beneficial and record holder of all of the issued and outstanding shares of capital stock of the Buyer.

     The Seller desires to sell to the Buyer and the Buyer desires to acquire from the Seller the Shares, upon the terms and subject to the conditions set forth in this Agreement. Terms used herein without definition have the meanings ascribed to them in Section 11.1.1.

     Accordingly, in consideration of the foregoing and the respective representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
TERMS OF THE TRANSACTION

     1.1 Sale and Purchase of Shares. The Seller shall, on the Closing Date, sell, transfer and assign to the Buyer all of the Shares by delivering to the Buyer, against payment therefor as provided in Section 1.2, certificates representing all of the Shares, duly endorsed in blank or with duly executed stock powers attached.

     1.2  Purchase Price and Payment

          (a)  Subject to adjustment in accordance with
Section 1.3, the aggregate purchase price for the Shares and for the Seller's execution and delivery of the Non-Compete Agreement (the Purchase Price) shall be an amount equal to Four Hundred and Five Million Dollars ($405,000,000), (i) increased dollar for dollar by the amount, if any, by which Working Capital set forth on the Preliminary Closing Statement exceeds Working Capital as reflected in the Interim Balance Sheet, or decreased dollar for dollar by the amount, if any, by which Working Capital set forth on the Preliminary Closing Statement is less than Working Capital as reflected in the Interim Balance Sheet and (ii) decreased by the Accounts Receivable Purchase Price paid to Specialty Foods Finance Corporation (SFFC) at the Accounts Receivable Closing under Section 1.03(a) of the Accounts Receivable Purchase Agreement.

          (b) At Closing, the Buyer shall pay, and the Parent shall cause the Buyer to pay, the Purchase Price by payment to the Seller in cash by wire transfer of immediately available funds to an account or accounts designated by the Seller in a written notice delivered to the Buyer.

          (c) A statement of the estimated Working Capital that will exist at Closing (the Preliminary Closing Statement) shall be prepared by the Seller and furnished to the Buyer three (3) days prior to the Closing Date and shall include a calculation of the Purchase Price. The Preliminary Closing Statement shall be prepared by the Seller in good faith and on a basis consistent with the Interim Balance Sheet. The Seller and the Buyer agree that KPMG Peat Marwick will issue an agreed-upon procedures report with respect to the observation and valuation of the inventory and each of the Buyer and the Seller may have a representative present at such observation.

     1.3  Purchase Price Adjustment.

          (a) The Seller, the Buyer and the Parent agree that the Purchase Price shall be adjusted following the Closing (the Post-Closing Adjustment) as follows:

          (i) the Purchase Price shall be (x) increased dollar for dollar by the amount, if any, by which Working
Capital set forth on the Closing Statement exceeds Working
Capital set forth on the Preliminary Closing Statement, or
(y) decreased dollar for dollar by the amount, if any, by which Working Capital set forth on the Closing Statement is less than Working Capital set forth on the Preliminary
Closing Statement; and

          (ii) the Purchase Price shall be (x) increased dollar for dollar by the amount, if any, by which the Accounts Receivable Purchase Price for the Purchased Accounts Receivable is decreased after the Closing pursuant to Section 1.03(b) of the Accounts Receivable Purchase Agreement, or (y) decreased dollar for dollar by the amount, if any, by which the Accounts Receivable Purchase Price for the Purchased Accounts Receivable is increased after the Closing pursuant to Section 1.03(b) of the Accounts Receivable Purchase Agreement.

          (b) A statement of the Working Capital on the Closing Date (the Closing Statement) shall be prepared by the Seller and furnished to the Buyer within sixty (60) days after the Closing and shall include a calculation of the amount of the Post-Closing Adjustment, if any, required pursuant to the provisions of Section 1.3(a) (the Post-Closing Adjustment Calculation). The Closing Statement shall be prepared by the Seller in good faith and on a basis consistent with the Interim Balance Sheet. During the preparation of the Closing Statement, and the period of any dispute within the contemplation of this Section 1.3, the Buyer shall: (i) provide the Seller and the Seller's authorized representatives with full access during normal business hours to the books, records (including workpapers, schedules, memoranda and other documents), facilities and employees of the Company, (ii) provide the Seller as promptly as practicable after the Closing Date (but in no event later than twenty (20) days after the Closing Date) with normal month-end closing financial information for the Company for the period ending on the day prior to the Closing Date and (iii) cooperate fully with the Seller and the Seller's authorized representatives, including the provision on a timely basis of all information necessary or useful in preparing the Closing Statement.

          (c) The Buyer and its independent accountants, Deloitte & Touche, shall have the right to review the books and records and supporting work papers of the Seller for the purpose of verifying the Closing Statement and the Post-Closing Adjustment Calculation. The Buyer shall have a period of thirty (30) days after receipt of the Closing Statement and the Post-Closing Adjustment Calculation to present in writing to the Seller any objections thereto, setting forth the specific item on the Closing Statement to which each such objection relates and the specific basis for each such objection. The Closing Statement and the Post-Closing Adjustment Calculation shall be deemed to be acceptable to the Buyer, and shall become final and binding on the parties, except to the extent that the Buyer shall have made a specific written objection thereto within such thirty (30) day period. If the Buyer shall raise any such objection within such thirty (30) day period, then the Seller and the Buyer shall attempt in good faith to resolve any dispute concerning the item(s) subject to such objection. Upon failure to resolve any such dispute within thirty (30) days after the date on which such objection is delivered, at the request of either party, the same shall be submitted to Coopers & Lybrand, certified public accountants, or, if such firm declines to act in such capacity or at the time of such dispute has a significant ongoing relationship with either the Seller or the Buyer, to such other nationally recognized firm of independent public accountants, then having no significant ongoing relationship with the Seller or the Buyer, as shall be mutually acceptable to the Seller and the Buyer; provided, however, that if the Seller and the Buyer shall fail to agree on mutually acceptable independent public accountants within ten (10) days after Coopers & Lybrand has declined to act in such capacity, then such dispute shall be resolved by a nationally recognized firm of independent public accountants designated by the American Arbitration Association.
(Coopers & Lybrand, or such other accounting firm, as the case may be, is herein referred to as the Independent Accounting Firm). The Independent Accounting Firm shall be instructed to use its best efforts to render a decision as to all items in dispute within thirty (30) days of submission, and the parties agree to cooperate with each other and each other's authorized representatives and with the Independent Accounting Firm in order that any and all items in dispute shall be resolved as soon as practicable. The determination of the Independent Accounting Firm concerning any item in dispute shall be final and binding on the parties without further right of appeal. The fees and expenses of the Independent Accounting Firm incurred in the resolution of such dispute shall be borne by the parties in proportion to their relative success, as determined by the Independent Accounting Firm, in connection with the final disposition of the disputed items. Within ten (10) days after the Post-Closing Adjustment is finally determined as hereinabove provided, the Buyer, in the case of an adjustment increasing the Purchase Price, or the Seller, in the case of an adjustment decreasing the Purchase Price, shall pay to the other the amount of the required Post-Closing Adjustment in accordance with Section 1.3(d); provided, however, that if the Buyer shall have timely objected to the Post-Closing Adjustment Calculation in accordance with this Section 1.3(c), then pending resolution of the items subject to dispute, the Buyer or Seller, as the case may be, will, within five (5) days after the delivery by the Buyer of its written objection, pay to the other party the amount of any Post-Closing Adjustment to the extent of any amounts which are not subject to dispute.

          (d)  All adjustments or payments due under this
Section 1.3, whether or not contested, shall be paid by certified or official bank check or by wire transfer of immediately available funds and shall bear interest from the Closing Date through the date of payment at a rate per annum equal to the prime commercial lending rate of The Chase Manhattan Bank, New York, in effect at the time of such payment.

ARTICLE 2
CLOSING

     2.1 Closing; Closing Date. The closing of the transactions contemplated hereby (the Closing) shall take place in New York City at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019, as soon as practicable but in no event later than 10:00 a.m. New York City time on the third business day after the date on which each of the conditions set forth in Article 8 and Article 9 have been satisfied or waived by the party entitled to waive the same, or at such other place, at such other time or on such other date as the Buyer and the Seller may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the Closing Date.

     2.2 Procedures at Closing. At the Closing, the parties shall take the following steps (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

          (a) The Seller shall deliver to the Buyer the documents referred to in Article 8.

          (b) The Buyer shall deliver to the Seller the documents referred to in Article 9.

          (c)  The Seller shall deliver to the Buyer
certificates in valid form evidencing the Shares, duly endorsed in blank or accompanied by duly executed stock powers.

          (d) The Buyer shall pay the Purchase Price to the Seller.

          (e) The Buyer and the Seller shall execute and deliver a cross-receipt acknowledging receipt from the other, respectively, of the Shares and the Purchase Price.

          (f)  The closing under the Accounts Receivable
Purchase Agreement shall take place.

ARTICLE3
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

     The Seller represents and warrants to the Buyer as follows:

     3.1 Title to the Shares. As of the Closing Date, the Seller shall own the Shares beneficially and of record, free and clear of any Lien, and, upon delivery of and payment for the Shares at the Closing as herein provided, the Seller will convey such Shares to the Buyer pursuant to Article 1, free and clear of any Lien.

     3.2 Authority; Non-Contravention. The Seller has full legal right, power and authority required to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which the Seller is or will be a party and to perform fully the Seller's obligations hereunder and thereunder. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and (assuming due execution and delivery hereof by the other parties hereto) this Agreement will be the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms. Neither the execution and delivery by the Seller of this Agreement nor the consummation of the transactions contemplated hereby and the performance by the Seller of this Agreement in accordance with its terms and conditions will: (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Seller; (b) if the Consents (as defined below) set forth on Schedule 3.2 are obtained, violate any law, statute, rule or regulation (collectively, Legal Requirements) or order, judgment, writ, injunction, determination, award or decree (collectively, Orders) of any foreign, federal, state, municipal or other court or governmental department, commission, board, bureau, agency or instrumentality (each, a Governmental Entity) applicable to the Seller or to the Shares; (c) require the Seller to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Entity or any other person (collectively, Consents), except for filings and other applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act), and other Consents set forth on Schedule 3.2;
(d) if the Consents set forth on Schedule 3.2 are obtained, violate, conflict with or result in the breach of any of the terms and conditions of, result in a modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller is a party or by or to which the Seller is or the Shares may be bound or subject; or (e) if the Consents set forth on Schedule 3.2 are obtained, result in the creation of any Lien on the Shares.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER
AS TO THE COMPANY

     The Seller represents and warrants to the Buyer as follows:

     4.1 Corporate Organization. Stella Holdings and each of the Stella Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Stella Holdings and each of the Stella Companies is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that, individually or in the aggregate, would not result in a Material Adverse Effect on the Company. The Seller has previously delivered or made available to the Parent or the Buyer correct and complete copies of the certificate of incorporation (the Charter) and by-laws (the By-Laws), each as currently in effect, of Stella Holdings and each of the Stella Companies.

     4.2 Capitalization. Stella Holdings is authorized to issue ten thousand (10,000) shares of capital stock, consisting of four thousand (4,000) shares of voting Common Stock, four thousand (4,000) shares of non-voting Common Stock and two thousand (2,000) shares of preferred stock.
As of the date hereof, one hundred (100) shares of voting Common Stock are issued and outstanding, and no shares of stock of any other class are outstanding. All issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and non-assessable. All of the outstanding shares of capital stock of each of the Stella Companies are owned, directly or indirectly, by Stella Holdings. All of the outstanding shares of capital stock of each of the Stella Companies have been duly authorized and are validly issued, fully paid and non-assessable and are free and clear of all Liens, except for the pledge of such shares pursuant to the Security Documents, which pledge shall be released on or before the Closing Date. Except for the pledge described above, none of Stella Holdings or the Stella Companies has any outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that would require Stella Holdings or any of the Stella Companies to issue, sell, or otherwise cause to become outstanding any shares of the capital stock or other securities of Stella Holdings or any of the Stella Companies.

     4.3  Subsidiaries.  Except for the Stella Companies,
Stella Holdings neither owns stock in, nor controls, directly or indirectly, any other person.

     4.4  Non-Contravention.

          (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Charter or By-laws of Stella Holdings or any of the Stella Companies; or (ii) if the Consents set forth on Schedule 4.4 are obtained, violate any Legal Requirement or Orders, in each case applicable to Stella Holdings or any of the Stella Companies.

          (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, except as would not, individually or in the aggregate, have a Material Adverse Effect on the
Company: (i) require Stella Holdings or any of the Stella Companies to obtain any Consents of any foreign, federal, state, municipal or other Governmental Entity or any other person, except for filings and other applicable requirements under the HSR Act and other Consents set forth on Schedule 4.4; (ii) if the Consents set forth on Schedule 4.4 are obtained, violate, conflict with or result in the breach of any of the terms and conditions of, result in a modification of the effect of or otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract to which Stella Holdings or any of the Stella Companies is a party or by or to which Stella Holdings or any of the Stella Companies is or may be bound or subject; or (iii) create any Lien on any of the assets or other properties of Stella Holdings or any of the Stella Companies.

     4.5 Financial Statements. The Parent or the Buyer has been furnished with a copy of the consolidated unaudited balance sheets of Stella Holdings and its consolidated subsidiaries as of December 31, 1996 and 1995 and the related statements of income for the years ended December 31, 1996 and 1995 (collectively, the Financial Statements). The Financial Statements have been prepared in accordance with generally accepted accounting principles (GAAP) and present fairly, in all material respects, the financial position of Stella Holdings and its consolidated subsidiaries at December 31, 1996 and 1995 and the results of operations for the years then ended, except as noted in the footnotes thereto and except that they do not contain the footnotes that may be required by GAAP. The Parent or the Buyer has also been furnished with the unaudited balance sheet of Stella Holdings and its consolidated subsidiaries as of July 26, 1997 (the Interim Balance Sheet) and the related statement of income. Such interim financial statements present fairly, in all material respects, the financial position of Stella Holdings and its consolidated subsidiaries as at such date and the results of operations of Stella Holdings and its consolidated subsidiaries for the seven (7) months then ended, in each case in accordance with GAAP (subject to the Company s normal year-end adjustments), except (i) for the elimination of all Intercompany Accounts,
(ii) as noted in the footnotes thereto and (iii) that they do not contain the footnotes that may be required by GAAP. (July 26, 1997 is sometimes herein referred to as the Interim Balance Sheet Date.) Except as set forth on
Schedule 4.5, each of the Purchased Accounts Receivable (as defined in the Accounts Receivable Purchase Agreement) and each accounts receivable on the books of Stella Holdings or any of the Stella Companies is due and payable in full within 120 days from its date of accrual.

     4.6 Title to Property. Stella Holdings and each of the Stella Companies have good and valid title to or a valid and binding leasehold interest in the property and assets reflected on the Interim Balance Sheet (other than (x) inventory disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Interim Balance Sheet Date, (y) obsolete assets and other assets no longer used in the business of the Company with an aggregate sales price not exceeding Five Hundred Thousand Dollars ($500,000) or (z) accounts receivable sold pursuant to the Accounts Receivable Facility) free and clear of all Liens, except: (i) as set forth on Schedule 4.6; (ii) any Liens disclosed in the Financial Statements; (iii) liens for taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which reserves have been provided to the extent required by GAAP;
(iv) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business, consistent with past practice, and equipment leases with third parties entered into the ordinary course of business consistent with past practice, and, in each case, not materially affecting the use thereof; and (v) Liens which, individually or in the aggregate, would not have a Material Adverse Effect on the Company (all items included in (i) through (v) are referred to collectively herein as the Permitted Liens). The representations and warranties set forth in this Section 4.6 shall not apply to the Intellectual Property and Real Property.

     4.7  Compliance with Laws; Licenses and Permits.
Except as set forth on Schedule 4.7:

          (a)  Stella Holdings and each of the Stella
Companies are in compliance with all Legal Requirements or Orders of any Governmental Entity applicable to the business of the Company, except where the failure to comply, together with all other failures to comply, would not have a Material Adverse Effect on the Company;

          (b) no notice (the reason for which has not been corrected) has been served upon Stella Holdings or any of the Stella Companies since January 1, 1994 by any
Governmental Entity of any violation of any Legal
Requirement or Order, which violation, together with all other such violations, would have a Material Adverse Effect on the Company; and

          (c)  Stella Holdings and each of the Stella
Companies have all licenses, permits, waivers, authorizations or approvals of, and has made all required registrations with, any Governmental Entity that are material to the conduct of the business of the Company
(collectively, Material Permits). All Material Permits are in full force and effect; and no proceeding is pending or, to the knowledge of the Seller, threatened to revoke or limit any Material Permit.

     4.8 Litigation. Except as set forth on Schedule 4.8, no claim, action, litigation, governmental investigation or other proceeding is pending or, to the knowledge of the Seller, threatened against or relating to Stella Holdings or any of the Stella Companies, or their respective assets, properties or businesses to restrain or prevent the consummation of the transactions contemplated hereby or which would, together with all other such claims, litigations, governmental investigations or other proceedings, have a Material Adverse Effect on the Company. The Company is not subject to any Orders of any Governmental Entity that, individually or in the aggregate, have a Material Adverse Effect on the Company.

     4.9  Absence of Certain Changes or Events.

          (a)  Since the Interim Balance Sheet Date, the
Company has conducted its business only in the ordinary course and there has not been any condition, event or occurrence that, individually or in the aggregate, has resulted in, or is reasonably likely to result in, a Material Adverse Effect on the Company (without regard, however, to changes in conditions generally applicable to the industry in which the Company is involved or general economic conditions).

          (b) Except as disclosed on Schedule 4.9, since the Interim Balance Sheet Date, the Company has not:

          (i) (x) created, incurred, assumed or guaranteed any indebtedness of any officer or director of Stella Holdings or any of the Stella Companies (other than customary advances of travel expenses) or any other indebtedness in an amount exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate to all persons (other than guarantees to be eliminated prior to or at Closing), or (y) become subject to any long-term liabilities of a type required to be disclosed on a balance sheet prepared in accordance with GAAP, except liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business that, individually or in the aggregate are not material to the Company;

          (ii) subjected any of its assets to any Lien, except Permitted Liens;

          (iii) sold, assigned or transferred any amount of assets, except (x) inventory disposed of, or subject to purchase or sales orders, in the ordinary course of business, (y) obsolete assets and other assets no longer used in the business of the Company with an aggregate sale price not exceeding Five Hundred Thousand Dollars ($500,000) or (z) in the case of accounts receivable, pursuant to the Accounts Receivable Facility;

          (iv) suffered any material losses not covered by insurance, forgiven or canceled any material claims or waived any right of material value;

          (v)  increased the compensation, bonuses, or
benefits payable or to become payable by the Company to any of its directors, officers or employees, except for increases in the ordinary course of business consistent with past practice not in excess of Four Hundred Thousand Dollars ($400,000) in the aggregate, or as required under any Company Plan;

          (vi) suffered any strike, work stoppage, work slow-down, lock-out or labor dispute material to the Company;

          (vii)     changed in any material respects any of
the accounting principles followed by it or the methods of applying such principles or failed to maintain its books of account and records in the usual, regular and ordinary manner; or

          (viii) entered into any agreement or commitment to do any of the foregoing.

          (c) The assets and other properties reflected on the Interim Balance Sheet not disposed of as permitted by clause (iii)(x) or (y) above include all material assets and properties necessary for the Company to conduct its business as conducted prior to the Interim Balance Sheet Date.

     4.10 Taxes. All returns and reports with respect to Taxes (collectively, Tax Returns) required to be filed by or with respect to Stella Holdings or any of the Stella Companies through the date hereof have been timely filed and all other Tax Returns required to be filed with respect to taxable periods ending on or before the Closing by or with respect to Stella Holdings or any of the Stella Companies, shall be prepared and timely filed, in a manner consistent with prior years, except in each case for such Tax Returns the failure to timely file which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company. All such Tax Returns are (or in the case of Tax Returns to be prepared following the date hereof, will be) true, correct and complete in all material respects and accurately (or, in the case of Tax Returns to be prepared following the date hereof, will accurately) set forth all items to the extent required to be reflected or included in such Tax Returns by applicable federal, state, local or foreign laws, regulations or rules. All Taxes shown to be due on such Tax Returns have been timely paid, or (with respect to Taxes not yet due and payable) shall be timely paid. Except as set forth on Schedule 4.10, (i) no deficiencies for any federal, foreign or state or local taxes have been proposed, asserted or assessed against Stella Holdings or any of the Stella Companies, nor, to the knowledge of Seller, have any such deficiencies been proposed, asserted or assessed against any person for whose Taxes Stella Holdings or any of the Stella Companies would be liable either contractually or by operation of law, (ii) none of Stella Holdings and the Stella Companies is currently the subject of, or has received written notice of intent to commence, an audit or other examination with respect to Taxes and (iii) none of Stella Holdings and the Stella Companies is party to a closing agreement or similar agreement with respect to Taxes or is required to take any amount into account following the Closing by reason of Section 481 of the Code. There will be no deferred intercompany gains, losses or items, within the meaning of Treas. Reg. 1.1502-13, or any excess loss accounts, within the meaning of Treas. Reg. 1.1502-19, that will survive the Closing. The Seller has not and will not make an election to reattribute losses under Treas. Reg. 1.1502-20 with respect to Stella Holdings or any of the Stella Companies.

     4.11 Environmental Matters.

          (a)  Except as set forth on Schedule 4.11 or
otherwise known to the Buyer, to the knowledge of the
Seller: (i) the Company is and has been in compliance with all applicable Environmental Laws and all permits, orders, conditions, standards, requirements and schedules required by or imposed under any applicable Environmental Law; (ii) there is no civil, criminal or administrative order, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or threatened against the Company alleging a violation by the Company of any Environmental Law or the failure by the Company to have any permit, certificate, license or authorization required under any applicable Environmental Law in connection with the conduct of its businesses; and
(iii) there is no civil, criminal or administrative order, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or threatened against the Company alleging the presence, disposal or release of any Hazardous Material on, under or from any Owned Real Property or Leased Real Property, any real property the Company has owned, leased or occupied in the past, or any facilities or other sites at which the Company has arranged for the disposal or treatment of Hazardous Materials; provided that no representation or warranty is made in the foregoing clauses (i), (ii) and
(iii) with respect to matters that, individually or in the aggregate, would not result in a Material Adverse Effect on the Company.

          (b) For purposes of this Agreement, Environmental Law means any federal, state or local law, statute, ordinance, rule or regulation; all judicial, administrative and regulatory orders, judgments, decrees, permits and authorizations and common law relating to: (i) the protection, investigation, remediation or restoration of the environment or natural resources; (ii) the handling, use, storage, treatment, disposal, release or threatened release of any Hazardous Material; or (iii) noise, odor, pollution, contamination, land use, any injury or threat of injury to persons or property.

          (c) For purposes of this Agreement, Hazardous Material means any substance, material or waste that is:
(i) listed, classified or regulated in any concentration pursuant to any Environmental Law; (ii) any petroleum hydrocarbon, asbestos-containing material, lead-containing paint or plumbing or polychlorinated biphenyls; or (iii) any other substance, material or waste which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

     4.12 Contracts.

          (a) Schedule 4.12(a) sets forth a list, as of the date hereof, of all of the following contracts and agreements to which the Company is a party, or by which any of its properties or assets are bound or subject (the
Material Contracts):

          (i)  any purchase order, agreement or other
commitment obligating the Company to purchase or sell any products or services which (x) is not terminable by the Company without payment or penalty upon sixty (60) days' (or less) notice and (y) provides for annual payments by the Company aggregating Two Hundred Fifty Thousand Dollars ($250,000) or more;

          (ii) any loan agreement, promissory note, indenture or letter of credit that will continue to be in effect after Closing, any contract or agreement for the deferred purchase price of property (excluding normal trade payables), or any instrument guaranteeing any indebtedness that will remain in effect after the Closing where the amount involved exceeds Two Hundred Fifty Thousand Dollars
($250,000);

          (iii)     any contract or agreement that will
remain in effect after the Closing by which the Company is guaranteeing any obligations of any person (other than Stella Holdings or one of the other Stella Companies), or any person is guaranteeing any obligations of the Company;

          (iv) any joint venture, partnership or other arrangement involving a sharing of profits;

          (v) any contract, agreement or license under which the Company leases personal property (other than Intellectual Property) which (x) is not terminable by the Company without payment or penalty upon sixty (60) days' (or less) notice by the Company and (y) provides for annual payments by the Company aggregating more than Two Hundred Fifty Thousand Dollars ($250,000);

          (vi) any sales agency, brokerage or distribution agreement which is not terminable by the Company without payment or penalty upon sixty (60) days' (or less) notice;

          (vii)     any agreement which includes provisions
regarding minimum volumes or volume discounts which are not accrued for on the Interim Balance Sheet;

          (viii)    any agreement pursuant to which a
rebate, discount, bonus, commission or other payment with respect to the sale of any product of the Company will be payable or required after the Closing which is not accrued for on the Interim Balance Sheet; and

          (ix) any consulting agreement or arrangement which provides for annual payments by the Company aggregating Two
Hundred Fifty Thousand Dollars ($250,000) or more.

     (b) Except as set forth on Schedule 4.12(b), to the knowledge of the Seller: (i) all Material Contracts are in full force and effect; (ii) the Company is not, and none of the counterparties thereto is, in breach of any material provision of any Material Contract; and (iii) no event has occurred which, after the giving of notice or passage of time or both, would constitute a default under any Material
Contract by the Company.

          (c)  With respect to the Letter Agreement
identified as Item 100 on Schedule 4.12(a), no payments (i) are due thereunder and (ii) will become due thereunder on or prior to the Closing Date. The Seller agrees prior to the Closing Date to terminate such Letter Agreement and to pay all amounts owing or which could become owing thereunder.

     4.13 Business Relationships.  Except as set forth on
Schedule 4.13, to the knowledge of the Seller, there exists no actual termination or cancellation of, or threatened termination or cancellation that is reasonably likely to result in an actual termination or cancellation of, or any adverse modification or change in, the business relationship of the Company with any of its customers or suppliers which, individually or in the aggregate, would result in a Material Adverse Effect on the Company.

     4.14 Employees.

          (a) Schedule 4.14(a) sets forth a list, as of the date hereof, of all of the following to which the Company is a party or by which it is bound, whether written or unwritten (the Company Plans):

          (i)  employment contracts with employees of Stella
Holdings or the Stella Companies;

          (ii) collective bargaining agreements;

          (iii)     commission, incentive or bonus plans or
arrangements;

          (iv) pension and retirement plans as defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), including multiemployer pension plans as defined in ERISA Section 3(37), to which any obligation to contribute exists under a collective bargaining or similar agreement;

          (v)  profit-sharing plans;

          (vi) non-qualified deferred compensation plans;

          (vii)     medical, dental, life or health
insurance plans, including multiemployer health and welfare plans to which any obligation to contribute exists under a collective bargaining or similar agreement;

          (viii)    stock purchase, stock option, phantom
stock or similar plans;

          (ix) severance plans or policies;

          (x)  welfare benefit plans as defined in Section
3(1) of ERISA; and

          (xi) all other material employee fringe benefits.

          (b) Except as set forth on Schedule 4.14(b), the Company has complied in all material respects with its obligations related to, and is not in default under, any of the Company Plans and each of the Company Plans has been operated in compliance with its terms, the Code and ERISA in all material respects.

     4.15 Employee Benefit Plans.

          (a) Except as set forth on Schedule 4.15(a): (i) each Company Plan has been established and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the Code), and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred since the date thereof, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or any of its officers, directors or employees, either directly or by reason of its or their affiliation with any member of the Company's Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code section 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations in connection with a Company Plan; (iv) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; and (v) to the knowledge of the Seller, no prohibited transaction (as defined in ERISA section 406 and Code section 4975) has occurred with respect to any Company Plan.

(b)  Other than multiemployer plans within the meaning of
section 4001(a)(3) of ERISA, no Company Plan is subject to Title IV of ERISA.

          (c) Except as set forth on Schedule 4.15(c), with respect to any multiemployer plan (within the meaning of ERISA section 4001(a)(3)) to which the Company or any member of its Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) neither the Company nor any member of its Controlled Group has incurred any withdrawal liability under Title IV of ERISA or would be subject to such liability if, as of the Closing Date, the Company or any member of its Controlled Group were to engage in a complete withdrawal (as defined in ERISA section 4203) or partial withdrawal (as defined in ERISA section 4205) from any such multiemployer plan; and (ii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA sections 4241 and 4245, respectively).

          (d) Except as set forth on Schedule 4.15(d), all material reports, returns and similar documents with respect to the Company Plans required to be filed with any government agency or distributed to any Company Plan participant have been duly and timely filed or distributed.

          (e) The Company has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder (COBRA) with respect to each Company Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code.

          (f) Except as set forth on Schedule 4.15(f), there are no pending investigations by any governmental agency involving the Company Plans, no termination proceedings involving the Company Plans, and no threatened or pending claims (except for claims for benefits payable in the normal operation of the Company Plans), suits or proceedings against any Company Plans asserting any rights or claims to benefits under any Company Plan which could give rise to any material liability.

          (g) Except as set forth on Schedule 4.15(g), no payment which is or may be made by the Company, or from any Company Plan, to any employee, former employee, officer, director or agent, or former officer, director or agent of the Company under the terms of any Company Plan, either alone or in conjunction with any other payment, has been or would likely be characterized as an excess parachute payment under Section 280G of the Code.

          (h) Except as set forth on Schedule 4.15(h), no Company Plan provides or will provide any welfare benefits to any current or future retiree of the Company, except as required under COBRA.

          (i) No payments are, or will become, due under the Company's Amended and Restated Long-Term Incentive
Compensation Plan set forth on Schedule 4.14(a)(v) with respect to the plan year ending December 31, 1997.

     4.16 Intellectual Property.

               (a)  Schedule 4.16(a) sets forth a list, as
of the date hereof, of: (i) all United States and foreign patent, trademark, service mark and copyright registrations and applications which are material to the conduct of the business of the Company; and (ii) all licenses granted to or by the Company pursuant to written or oral agreements pertaining to patents, patent applications, proprietary technology, inventions, trademarks, service marks, trade names and copyrights which are material to the conduct of the business of the Company (collectively, Intellectual Property).

          (b)  Except as set forth on Schedule 4.16(b):

          (i)  the Company owns and, to the Seller's
knowledge, has the exclusive right to use and the right to bring actions for the infringement of, the Intellectual Property, except to the extent that failure to possess such Intellectual Property or such rights would not, individually or in the aggregate, have a Material Adverse Effect on the Company;

          (ii) the operation of the businesses of Stella Holdings or any of the Stella Companies does not, to the knowledge of the Seller, infringe on the patents, trademarks, service marks, copyrights, applications therefor or other intellectual property rights of any other person; and

          (iii)     no licenses, sub-licenses or agreements
pertaining to any of the Intellectual Property which is material to the business of the Company have been granted by Stella Holdings or any of the Stella Companies.

     (c) Except as set forth on Schedule 4.16(c), the Seller has no knowledge of any claim asserted by any person that the operations of Stella Holdings or any of the Stella
Companies infringes any patent, trademark, service mark, copyright, application therefor, or any other intellectual property rights of any other person, except for such claims that, individually or in the aggregate, would not result in a Material Adverse Effect on the Company.

     4.17 Labor Disputes. There are no strikes, work stoppages, work slow-downs, lock-outs or labor disputes against the Company pending or, to the knowledge of the Seller, threatened, which would, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth on Schedule 4.8, neither Stella Holdings nor any of the Stella Companies is the subject of any suit, action or proceeding which is pending or, to the knowledge of the Seller, threatened, asserting that Stella Holdings or any of the Stella Companies has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel Stella Holdings or any of the Stella Companies to bargain with any labor organization as to wages and conditions of employment, in any such case or group of cases, that would result in a Material Adverse Effect on the Company. Except as set forth on Schedule 4.17, to the knowledge of the Seller, as of the date hereof, there is no activity involving any employees of Stella Holdings or any of the Stella Companies seeking to certify a collective bargaining unit or engaging in any other organizational activity.

     4.18 Finders and Investment Bankers. Neither the Seller or the Company nor any of their respective officers or directors or affiliates has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for Donaldson, Lufkin & Jenrette Securities Corporation (DLJ), or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to DLJ, all of which fees have been or will be paid by the Seller.

     4.19 Directors, Officers and Bank Accounts.  Schedule
4.19 sets forth a list of all officers and directors of Stella Holdings and each of the Stella Companies and a list of all bank accounts, safe deposit boxes and lock boxes maintained by Stella Holdings and each of the Stella
Companies which will be retained by Stella Holdings or any of the Stella Companies after Closing.

     4.20 Insurance. Schedule 4.20 sets forth a list and summary description (including the name of the insurer, coverage and expiration date), as of the date hereof, of all policies of insurance relating to the Company's business which are in force, including the amounts thereof, maintained by the Seller or the Company in which Stella Holdings or any of the Stella Companies is a named insured or on which the Company is paying premiums (collectively, the Insurance Policies). As of the date hereof, all of the Insurance Policies are in effect and are consistent in all material respects with insurance coverage levels maintained by or for the Company since January 1, 1994.

     4.21 Real Estate.

          (a) Ownership of Premises. The Company is the owner of fee title to the land described on Schedule 4.21(a) and to all of the buildings, structures and other improvements located thereon (collectively, the Owned Real Property) free and clear of all Title Defects, except for the matters listed on Schedule 4.21(a)-1 and encumbrances that do not individually or in the aggregate: (i) interfere in any material respect with, or materially increase the cost of, the use, occupancy or operation of the applicable parcel of Owned Real Property as currently used, occupied and operated and as intended to be used, occupied and operated, or (ii) materially reduce the fair market value of the applicable parcel of Owned Real Property below the fair market value such parcel would have had but for such encumbrances (collectively, the Permitted Owned Real Property Exceptions). The Owned Real Property constitutes all of the real property owned by the Company on the date hereof. As used in this Agreement, Title Defects shall mean and include any mortgage, deed of trust, lien, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, restrictive covenant, encroachment or other survey defect, encumbrance or other restriction or limitation.

          (b) Leased Properties. Schedule 4.21(b) sets forth a list, as of the date hereof, of all leases, subleases, licenses and other agreements (collectively, the Real Property Leases) under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property which is material to the business of the Company (the land, buildings and other improvements covered by the Real Property Leases being herein called the Leased Real Property ). To the knowledge of the Seller, each Real Property Lease is valid, binding and in full force and effect, no termination event or condition or uncured default on the part of Stella Holdings or any of the Stella Companies or, to the knowledge of the Seller, on the part of the lessor thereof, exists under any Real Property Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. All rent and other sums and charges payable by Stella Holdings or any of the Stella Companies as tenant under any of the Real Property Leases are current and no notice of default or termination under any Real Property Lease is outstanding.

          (c) Entire Premises. All of the land, buildings, structures and other improvements used by the Company in the conduct of its business are included in the Owned Real Property and the Leased Real Property. The Leased Real Property and the Owned Real Property are hereinafter collectively referred to as the Real Property.

          (d) Condemnation. The Company has not received notice of any pending, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real
Property or any part thereof in lieu of condemnation.

          (e) Casualty. Since the Interim Balance Sheet Date to the date hereof, no portion of the Real Property has suffered any damage in excess of Two Hundred Thousand Dollars ($200,000) by fire or other casualty which has not heretofore been completely repaired and restored or the loss of which is not covered by insurance. After the date hereof and prior to Closing, no portion of the Real Property will suffer any material damage by fire or other casualty which will not be completely repaired and restored or the loss of which will not be covered by insurance.

     4.22 No Competitive Restrictions.  Neither Stella
Holdings nor any of the Stella Companies is restricted under any agreement or understanding from carrying out their respective businesses as currently conducted.

     4.23 No Other Representations and Warranties. Except for the representations and warranties contained in Articles
3 and 4, the Seller makes no other express or implied representations or warranties concerning the Shares or the Company.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

     The Parent and the Buyer, jointly and severally, represent and warrant to the Seller as follows:

     5.1 Corporate Organization. Each of the Parent and the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Parent has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Parent and the Buyer have previously delivered or made available to the Seller correct and complete copies of their articles of incorporation or certificate of incorporation, as the case may be, and respective by-laws (the Constituent Documents), as currently in effect.

     5.2 Authority; Non-Contravention. Each of the Parent and the Buyer has full legal right, power and authority required to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which it is or will be a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Parent and the Buyer and the consummation by the Parent and the Buyer of the transactions contemplated hereby have been duly authorized by all corporate action on the part of the Parent and the Buyer, as the case may be. This Agreement has been duly authorized, executed and delivered by the Parent and the Buyer, and (assuming due execution and delivery hereof by the other parties hereto) this Agreement will be the valid and binding obligation of the Parent and the Buyer, enforceable against the Parent and the Buyer in accordance with its terms. Neither the execution, delivery and performance by the Parent and the Buyer of this Agreement in accordance with its terms and conditions nor the consummation by the Parent and the Buyer of the transactions contemplated hereby will: (a) conflict with or result in any breach of any provision of the Constituent Documents;
(b) violate any Legal Requirements or Orders of any Governmental Entity applicable to the Parent or the Buyer;
(c) require the Parent or the Buyer to obtain any Consents, except for filings and other applicable requirements under the HSR Act; or (d) violate, conflict with or result in the breach of any of the terms and conditions of, result in a modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Parent or the Buyer is a party or by or to which the Parent or the Buyer may be bound or subject.

     5.3 Investment Intent. The Buyer is purchasing the Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution of any of the Shares. The Parent and the Buyer acknowledge that the sale of the Shares has not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and that such Shares may only be sold or otherwise disposed of under an effective registration statement under the Securities Act of 1933, as amended, or under an exemption therefrom. Except for the Buyer's pledging the Shares to its lenders providing financing for its purchase of the Shares, the Parent and the Buyer have no contract, undertaking, agreement or arrangement with any person to sell, hypothecate, pledge, donate, or otherwise transfer (with or without consideration) to any person any of the Shares, and neither the Parent nor the Buyer has any present plans or intention to enter into any such contract, undertaking, agreement, or arrangement.

     5.4 Pending Actions. There is no pending or, to the knowledge of the Parent or the Buyer, threatened legal proceeding before any Governmental Entity to restrain or prevent the carrying out of the transactions contemplated by this Agreement or which would be reasonably likely to have a Material Adverse Effect on the Parent or the Buyer.

     5.5  Finders and Investment Bankers.  Neither the
Parent nor the Buyer has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for Schroder & Co. Inc. (Schroders), or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to Schroders, all of which fees have been or will be paid by the Parent and the Buyer.

     5.6 Sources of Information. The Parent and the Buyer acknowledge that they have conducted their own investigation of the business and affairs of the Company. Each of the Parent and the Buyer has been afforded the opportunity: (i) to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the Company; and (ii) to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information previously furnished to it by the Company. Nothing set forth in this Section 5.6 shall limit any rights the Parent or the Buyer may have as a result of a breach of any representation, warranty or other provision of this Agreement by the Seller.

     5.7 Financial Capability. The Buyer has sufficient funds on hand or fully-committed unconditional lines of credit available, and on the Closing Date the Buyer will have sufficient funds on hand, in each case to purchase the Shares on the terms and conditions contemplated by this Agreement and to consummate the transactions contemplated hereby.

ARTICLE 6
COVENANTS

     6.1  Conduct of Business of the Company.

          (a)  Affirmative Covenants.  Except as
contemplated by this Agreement, as otherwise consented to in advance in writing by the Buyer or as set forth on Schedule 6.1, during the period commencing on the date hereof and ending upon the Closing, the Seller shall cause the Company to:

          (i)  continue to conduct operations at all
locations at which the Company's operations are presently conducted, in the ordinary course of business consistent with past practice;

          (ii) use reasonable commercial efforts to retain its employees, maintain in full force and effect each of the Material Contracts in accordance with its terms and preserve present business relationships with customers, suppliers and others having dealings with the Company;

          (iii)     maintain its inventory in commercially
saleable condition and its other material assets (including all of the Real Property) in good repair, order and condition (and if any of such material assets is destroyed or damaged, promptly apply any insurance proceeds received to the repair or replacement thereof);

          (iv) comply in all material respects with all Material Permits and use reasonable commercial efforts to maintain in full force and effect each Material Permit;

          (v) maintain its books, accounts and records consistent with past practice and in accordance with the principles used in the preparation of the Financial
Statements;

          (vi) use reasonable commercial efforts to maintain and protect the Intellectual Property;

          (vii)     maintain in effect (or replace with
reasonably equivalent substitutes) the Insurance Policies;

          (viii) comply with all provisions of the Worker Adjustment and Retraining Notification Act, as amended (29 U.S.C. 2101-2109) (the WARN Act), and regulations or interpretive rules promulgated thereunder, including, but not limited to, the providing of any notices required thereunder, with respect to all employees of the Company;

          (ix) accurately and properly prepare and file when due all material Tax Returns of Stella Holdings and each of the Stella Companies; and

          (x) pay on or before the Closing Date or accrue on the Closing Statement the aggregate amount of all of the capital expenditures set forth on Schedule 6.1 in the amounts set forth thereon.

          (b) Negative Covenants. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, the Seller agrees that prior to the Closing the Company will not (without the prior written consent of the Buyer):

          (i)  amend its Charter or By-laws;

          (ii) authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) any capital stock or any other securities;

          (iii)     increase in any manner the compensation
payable or to become payable by Stella Holdings or any of the Stella Companies to any of its respective directors, officers or employees, other than as would not cause the representation in Section 4.9(b)(v) to be inaccurate, or enter into any employment or severance agreement with or grant any severance or termination pay to any director, officer or employee of Stella Holdings or any of the Stella
Companies other than as required under any Company Plan;

          (iv) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof or any material portion of the assets of any such person;

          (v) sell, assign, transfer, mortgage or otherwise encumber or subject to or suffer the existence of any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or assets, except as would not cause the representation and warranty in Section 4.9(b)(iii) to be inaccurate;

          (vi) notwithstanding clause (v) above, sell, assign or transfer any Owned Real Property or its leasehold interest in (or grant any sublease with respect to) any Leased Real Property, except as would not cause the representation and warranty in Section 4.9(b)(iii) to be inaccurate;

          (vii)     except with respect to indebtedness
incurred in the ordinary course of business in amounts and with terms consistent with prior practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person;

          (viii)    incur or suffer to exist any long-term
or other indebtedness for borrowed money not constituting
Current Liabilities other than as set forth on the Interim
Balance Sheet;

          (ix) enter into any new Material Contract other than a contract entered into in the ordinary course of business, or make any material change in any existing
Material Contract, other than in the ordinary course of business;

          (x) waive or release any rights or claims that, individually or in the aggregate, are material to the Company;

          (xi) terminate or amend any Company Plan or create or adopt any new employee benefit plan which would be required to be listed on Schedule 4.14;

          (xii)     merge or consolidate Stella Holdings or
any of the Stella Companies with any other person;

          (xiii)    make, revoke or attempt to revoke any
material election or consent pertaining to Stella Holdings or any of the Stella Companies with respect to Taxes;

          (xiv)     except as set forth on Schedule 6.1,
cease operations and/or close any of the Company's plants or facilities; or

          (xv) agree or commit to do any of the foregoing.

     6.2 Access and Information. Between the date of this Agreement and the Closing, the Seller shall afford the Parent and the Buyer and their authorized representatives (including their accountants, financial advisors and legal counsel) reasonable access during normal business hours and upon reasonable prior notice to all of the properties, personnel, books and records of the Company and shall promptly deliver or make available to the Parent and the Buyer information concerning the business, properties, assets and personnel of the Company as the Parent and the Buyer may from time to time reasonably request. The Parent and the Buyer shall hold, and shall cause their authorized representatives (including its accountants, financial advisors and legal counsel) to hold, all Proprietary Information (as defined in the Confidentiality Agreement dated September 3, 1997 (the Confidentiality Agreement)) in confidence in accordance with the terms of the Confidentiality Agreement and, in the event of the termination of this Agreement for any reason, the Parent and the Buyer promptly shall return or destroy all Proprietary Information in accordance with the terms of the Confidentiality Agreement. The parties agree that upon the Closing, the Confidentiality Agreement will automatically terminate.

     6.3 Reasonable Efforts; Additional Actions. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including:
(a) the Company using all reasonable efforts to obtain all consents, amendments to or waivers under the terms of any of the Company's borrowing or other material contractual arrangements required by the transactions contemplated by this Agreement, (b) each party effecting promptly all necessary or appropriate registrations and filings with Governmental Entities, including, without limitation, filings and submissions pursuant to the HSR Act, (c) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby,
(d) each party using all reasonable efforts to fulfill or cause the fulfillment of the conditions to Closing set forth in Articles 8 (other than the condition set forth in Section 8.1) and 9 (other than the condition set forth in Section 9.1) and (e) after the Closing, each party taking all actions and executing and delivering to the other party such documents and instruments as are reasonably necessary in furtherance of the transactions contemplated hereby.

     6.4 Indemnification of Brokerage. Each party hereto agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of such first party or any of its affiliates, and to bear the cost of legal expenses incurred in defending any such claim or demand.
Claims for indemnification under this Section 6.4 will be made in accordance with the provisions set forth in Section
10.2 but will not be subject to any of the limitations set forth in Section 10.3.

     6.5  Employee Matters.

          (a) The Parent and the Buyer agree that for a period of at least one (1) year after the Closing Date the Buyer will provide all employees of the Company who continue to be employed by the Buyer or the Company during such period, to the fullest extent possible, with benefits which are in the aggregate substantially equivalent to those benefits provided to such employees by the Company immediately prior to the Closing. In addition, the Parent and the Buyer agree to give to the fullest extent possible such employees service credit for all periods of employment with the Seller or its affiliates (including the Company) prior to the Closing Date for purposes of eligibility and vesting (but not benefit accrual) under any plan adopted by the Company or by the Buyer or the Parent or any affiliate of the Buyer or the Parent to provide benefits to such employees. Neither this Section 6.5(a) nor any other provision in this Agreement shall limit the Company's right to terminate the employment of any of its employees after the Closing.

          (b) From and after the Closing Date, the Parent and the Buyer agree to comply with, and shall be solely liable under, all provisions of the WARN Act, and regulations or interpretative rules promulgated thereunder, including, but not limited to, the providing of any notices required thereunder, with respect to all employees of the Company.

          (c) The Parent agrees to cause the Buyer to pay or cause the Buyer to cause the Company to pay, and the Buyer agrees to pay or cause the Company to pay, to the employees of the Company all amounts which become payable under the terms of the commission, incentive and bonus plans and arrangements set forth in Section (iii) of Schedule 4.14(a) (the Employee Payments) in accordance with the terms of such plans and arrangements. The Parent, Buyer and the Seller acknowledge and agree that the aggregate amount of such Employee Payments equals Two Million Two Hundred and Fifty Thousand Dollars ($2,250,000).

          (d) The Seller, the Parent and the Buyer agree to take all actions reasonably necessary to accomplish the transactions contemplated by this Section 6.5.

          (e)  Except as provided in this Section 6.5,
nothing in this Agreement shall limit or restrict in any way the rights of the Buyer to modify, amend, terminate or establish employee benefit plans, programs, policies or arrangements, in whole or in part, at any time after the Closing Date.

     6.6 Transfer Taxes. The Parent and the Buyer agree to pay all sales taxes, documentary or other stamp taxes arising out of or related to the transactions contemplated by this Agreement.

     6.7 Indemnification of Directors and Officers. Each of the Parent and the Buyer agrees that all rights to indemnification for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former directors or officers of the Company as provided in its Charter or By-laws shall survive the Closing Date and shall continue in full force and effect in accordance with their terms for a period of not less than seven (7) years from the Closing Date. From and after the Closing, the Parent and the Buyer, jointly and severally, will indemnify and hold harmless each present and former director and officer of the Company, determined as of the Closing Date, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that the Company would have been permitted under applicable law and its Charter or By-Laws, to indemnify such person (and the Parent or Buyer or both of them shall advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

     6.8 Elimination of Inter-Company and Affiliate Accounts. Effective immediately prior to Closing, all inter-company receivables, payables and loans (collectively, Intercompany Accounts) then existing between Stella Holdings and the Stella Companies, on the one hand, and the Seller and any of the Seller's subsidiaries (other than Stella Holdings or the Stella Companies), on the other hand, shall be settled by way of a capital contribution in kind with respect to a net intercompany amount due from Stella Holdings or the Stella Companies to the Seller or any of the Seller's subsidiaries (other than Stella Holdings or the Stella Companies) or by way of a dividend in kind with respect to a net intercompany amount due from the Seller or any of the Seller's subsidiaries (other than Stella Holdings or the Stella Companies) to Stella Holdings or the Stella Companies. Any such settlement shall be accomplished in the manner reasonably selected by the Seller. The Seller represents and warrants that upon Closing there shall exist no Intercompany Accounts between Stella Holdings and the Stella Companies, on the one hand, and the Seller and any of its subsidiaries (other than Stella Holdings and the Stella Companies), on the other hand.

     6.9  Cash Management.  The Company participates in the
Seller's central cash management system and shall continue to so participate in accordance with prior practice until the Closing. Accordingly, nothing contained in this Agreement shall prohibit the Company from distributing any cash on hand from time to time to the Seller or any of its affiliates.

     6.10 Public Announcements. Except as may be required by Legal Requirements, none of the parties hereto shall issue a press release or public announcement or otherwise make any disclosure concerning this Agreement or the transactions contemplated hereby or the business and financial affairs of the Company, without prior approval by the other party hereto. If any public announcement is required by Legal Requirements to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other party and shall give the other party reasonable opportunity to comment thereon.

     6.11 Continuing Access to Records.

          (a) For a period of not less than six (6) years from the Closing Date, subject to the Confidentiality
Agreement: (i) each of the Parent and the Buyer agrees to give the Seller reasonable cooperation, access, and staff assistance, as reasonably necessary, during normal business hours with respect to books and records and other financial data delivered to the Buyer or the Parent hereunder or in the possession of the Company for periods prior to Closing relating to the Seller's prior ownership of the Company; and
(ii) the Seller agrees to give the Buyer reasonable cooperation, access and staff assistance, as needed, during normal business hours with respect to the Seller's books and records and other financial data relating to the Company that are retained by the Seller, as may be reasonably necessary for the Buyer's ownership of the Company.

          (b) After the Closing Date, the Parent, the Buyer and the Seller shall each make available to the other, as reasonably requested, all information, records or documents relating to taxes of the Company for all taxable periods or portions thereof ending on or before the Closing Date, and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.

     6.12 Existing Insurance Coverage.

          (a) From and after the Closing, the Seller shall use reasonable efforts (which shall not require acceptance of materially adverse changes in its existing insurance policies or in any replacement insurance policies or other materially adverse effects on the Seller), subject to the terms of the Seller's Insurance Policies, to retain the right to make claims and receive recoveries, subject to the provisions of this Section 6.12, for the benefit of the Company under such of the Insurance Policies of the Seller which benefit the Company and which are not transferred to the Buyer at Closing or retained by the Company. The Seller further agrees to use its reasonable efforts to assist the Company in its efforts to make any such claims and receive any such recoveries. With respect to any actions, suits and proceedings against, and any losses, liabilities, damages or expenses of, the Company arising out of events or circumstances which are covered by any such Insurance Policies (each an Insured Liability), the Seller shall promptly pay to the Buyer or the Company the proceeds of such Insurance Policies in respect of any such Insured Liability actually received by the Seller (it being understood that any proceeds of such insurance policies applied directly by the insurance carrier(s) to such Insured Liability shall be deemed to be a payment made by the Seller in respect of such Insured Liability). Subject to the right of the Buyer to seek indemnification pursuant to the provisions of Section 10.1: (i) the Parent, the Buyer and the Company shall be fully liable, jointly and severally, for all deductibles, retentions, exclusions and any portion of retrospective premium adjustments attributable to such Insured Liabilities as reasonably determined by the Seller and the Seller's insurance carrier (after consultation with the Buyer), and other amounts, losses and expenses to the full extent not paid, for whatever reason, by such insurance carrier(s) or not covered by such insurance policies, it being understood that the Seller shall be under no obligation to make any such payments or to advance any such payments; and (ii) the Parent and the Buyer agree, jointly and severally, to reimburse, indemnify and hold the Seller and its affiliates harmless for out-of-pocket costs and expenses (including, without limitation, any retroactive premium adjustments and current or prospective premium increases imposed on the Seller or any of its affiliates resulting from Insured Liabilities, but not including normal internal administrative expenses) incurred after the Closing Date by the Seller to carry out any obligations pursuant to this Section 6.12. The Buyer and the Seller shall mutually agree on an acceptable arrangement for the submission of claims for such Insured Liabilities to the appropriate insurer.

          (b) With respect to any master insurance policies that apply to the Company and to other subsidiaries of the Seller which the Seller is unable to separate at Closing, the Parent and the Buyer, jointly and severally, shall be liable and shall promptly pay to the Seller any and all retroactive premium adjustments attributable to the activities of the Company under such policies as reasonably determined by the Seller and the Seller's insurance carrier (after consultation with the Buyer).

          (c) Nothing contained herein to the contrary shall prohibit the Seller from managing its risk management program, including, without limitation, the cancellation or reduction of the amount or scope of insurance coverage with respect to periods prior to or after the Closing, in a manner consistent with its business judgment, as applied solely to the continuing operations of the Seller and its affiliates (other than the Company).

     6.13 Surety Bonds, Letters of Credit and Guarantees.
Prior to Closing, each of the Parent and the Buyer shall take all action necessary to permit the Seller and its affiliates to be released from all surety bonds, letters of credit, insurance obligations (including collateral requirements), guarantees and other obligations listed on
Schedule 6.13 (collectively, the Surety Obligations), including the assumption by the Parent, the Buyer or one or more of their affiliates of the obligations of Seller and its affiliates (other than the Company) under the Surety
Obligations.

     6.14 Tax Matters.

     (a)(i) The Seller shall have the obligation and shall be responsible for the correct and timely filing of all Tax Returns and payment of all Taxes payable by the Company for all periods ending on or prior to the Closing Date ( Pre-Closing Tax Periods ). Such Tax Returns shall be consistent with Tax Returns filed on behalf of the Company for prior periods, except as otherwise required by applicable law.

        (ii) The Seller shall indemnify and hold harmless on an after-tax basis the Buyer and the Company against all Taxes of the Company and any Tax Affiliates for all Pre-
Closing Tax Periods in excess of the amount provided therefor on the Closing Statement as finally determined, or otherwise attributable to the operations, transactions, assets or income of the Company or any Tax Affiliates and their predecessors for all periods or portions thereof through and including the Closing (and, with respect to Seller and any Tax Affiliates other than the Company, following the Closing), including any Taxes attributable to consummation of the transactions contemplated herein, together with any expenses (including, without limitation, settlement costs and any legal, accounting and other expenses) incurred in connection with the contesting, collection or assessment of such Taxes.

        (iii) The Buyer shall have the obligation and shall be responsible for the correct and timely filing of all Tax Returns and payment of all Taxes payable by the Company for any taxable period that incudes and ends after the Closing Date (an Overlap Period). Such Tax Returns shall be consistent with Tax Returns filed on behalf of the Company for prior periods, except as otherwise required by applicable law. The Buyer shall provide the Seller with a draft of any such Tax Return at least fifteen (15) days prior to the due date for the filing thereof, including a calculation setting forth in reasonable detail the liability of the Company for Taxes reflected on such Tax Returns that would have resulted had the Overlap Period ended at the Closing Date, including any Taxes that arise as a result of the transactions contemplated herein (utilizing, if applicable, the actual tax rate imposed on a particular category of income or expenditure by the applicable taxing jurisdiction) (the Taxes for such period, "Overlap Period Taxes"). In the event the Seller has any objection to any items set forth on any such draft Tax Return, and such objection is communicated to Buyer within five (5) business days of receiving the draft of such Tax Return, and if the parties otherwise are unable to resolve the dispute, the parties shall as soon as practicable engage a nationally recognized accounting firm reasonably acceptable to both parties, who shall decide upon the treatment of the item in dispute, which decision shall be binding on the parties and shall be reflected in such Tax Return. The cost of retaining such accounting firm shall be borne by the non-prevailing party. The Seller shall pay to the Buyer the Overlap Period Taxes no later than five (5) days prior to the date on which the Tax Returns for the Overlap Period are required to be filed (without regard to any extensions); provided, however, that the Seller shall not be required to pay any such Overlap Period Taxes to the extent they have been included in the Closing Statement, as finally determined. Any amounts not paid pursuant to the preceding sentence shall bear interest from the date due through the date of payment at a rate per annum equal to the prime commercial lending rate of the Chase Manhattan Bank, New York, in effect at the time of such payment.

        (iv) The Buyer shall have the obligation and shall be responsible for the correct and timely filing of all Tax
Returns of the Company for all periods other than Pre-
Closing Tax Periods.

     (b) From and after the date hereof, the Seller and its Tax Affiliates shall not file or cause to be filed any amended Tax Return with respect to the Company, and the Seller and its Tax Affiliates shall not file a claim for refund of Taxes paid by or on behalf of the Company, without the consent of the Buyer, which consent shall not be unreasonably withheld.

          (c) After the Closing, the Seller, on the one hand, and the Buyer and the Company, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to liabilities for Taxes for all periods prior to or including the Closing and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

          (d) Any and all tax sharing, tax indemnity, or tax allocation agreements with respect to which the Company was a party at any time prior to the Closing shall terminate upon the Closing. No further amounts shall be payable by the Company under such agreements following the Closing.

          (e) Any refunds or credits of income taxes of the Company, plus interest paid thereon, net of any liability for Tax incurred by the Company in connection with the receipt of such refund or credit, with respect to taxable periods or portions thereof ending on or before the Closing Date shall be for the account of the Seller. The Buyer shall cause the Company promptly to forward to, or to reimburse the Seller for, any such refunds or credits due the Seller after receipt thereof, net of any liability for Tax incurred by the Company in connection with the receipt of such refund or credit. The Seller, the Buyer and the Company shall each reasonably cooperate with the others as requested in making such filings as may be necessary and appropriate to seek any such refunds or credits.

          (f) Each of the parties hereto agrees that it will file all tax returns and make all tax and financial reports consistent with Sections 1.2 and 1.3 unless otherwise required by law.

     6.15 Seller's Obligation to Forward Payments. The Seller agrees, promptly upon receipt thereof, to forward to the Company all payments received by the Seller after the Closing but for the account of Stella Holdings or any of the Stella Companies.

     6.16 Termination of Other Acquisition Efforts. From the date of this Agreement until the Closing or termination of this Agreement in accordance with its terms, neither the Seller nor any affiliate, officer, director, employee or other representative or agent of the Seller or any of its affiliates shall engage in any discussions or negotiations with, or enter into any agreement or arrangement with, or solicit any interest from (whether in person, by phone, written communication, electronically or otherwise), any person (including any person that has contacted the Seller or any of its affiliates prior to the date hereof) other than the Buyer and its affiliates, and their respective officers, directors, employees, representatives and agents, as necessary for purposes of consummating the transactions contemplated by this Agreement, with respect to any proposal (whether solicited or unsolicited or whether previously made, currently in existence or arising in the future), involving the acquisition of all or a material portion of the Company by means of a merger, consolidation or other business combination involving Stella Holdings or any of the Stella Companies or acquisition of all or a material portion of the assets or capital stock of Stella Holdings or any of the Stella Companies (other than the accounts receivable of Stella Foods, Inc. and Stella Foods East, Inc. to SFFC and sales of inventory and other assets, in each case in the ordinary course of business consistent with past practice). The Seller agrees promptly to advise the Buyer in writing of the terms of any inquiry or proposal that the Seller or any affiliate, or any of their officers, directors, employees, representatives or agents, may receive or become aware of with respect to any of the above. The Seller, Stella Holdings and each of the Stella Companies on or prior to the date of this Agreement has terminated all discussions, commitments and other dealings with any other person with respect to any of the foregoing.

ARTICLE 7
TERMINATION OF AGREEMENT

     7.1 This Agreement and the transactions contemplated by this Agreement may be terminated or abandoned at any time before the Closing Date:

          (a)  by mutual consent of the Seller and the
Buyer;

          (b) by the Seller, if the Buyer or the Parent has breached any material representation, warranty, covenant or agreement contained in this Agreement which breach(es) cannot reasonably be, or is not, cured by the Closing Date;

          (c) by the Buyer and the Parent, if the Seller has breached any representation, warranty, covenant or agreement contained in this Agreement which, either alone or together with other breaches, would have a Material Adverse Effect upon the Company and which breach(es) cannot reasonably be, or is not, cured by the Closing Date; or

          (d) by the Seller if the Closing Date shall not have occurred before December 24, 1997, for any reason other than the failure of the Seller to perform its obligations hereunder.

     7.2  If this Agreement is terminated pursuant to
Section 7.1(a) or (d), neither party shall have any further obligation to the other, except that the second sentence of
Section 6.2, Sections 6.4 and 6.10 and Article 11 shall survive the termination of this Agreement.

ARTICLE 8
CONDITIONS PRECEDENT TO THE
OBLIGATION OF PARENT AND BUYER TO CLOSE

     The obligation of the Parent and the Buyer to complete the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any one or more of which may be waived in writing by the Parent and the Buyer:

     8.1 Representations. The representations and warranties of the Seller contained in this Agreement that are qualified by reference to materiality or Material Adverse Effect shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true as of such earlier date. All other representations and warranties of the Seller contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true in all material respects as of such earlier date. The Parent and the Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Seller reasonably acceptable to the Parent and the Buyer, to the foregoing effect.

     8.2 Covenants. The Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The
Parent and the Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Seller reasonably acceptable to the Parent and the Buyer, to the foregoing effect.

     8.3 No Judgment or Order. There shall not be on the Closing Date any Orders of any Governmental Entity or Legal
Requirements which would (a) prohibit the purchase of the Shares or (b) prohibit the consummation of the transactions contemplated by this Agreement.

     8.4 Delivery of Shares. The Seller shall have delivered to the Buyer certificates for the Shares, duly endorsed in blank or with duly executed stock powers attached.

     8.5  HSR Act.  The waiting period specified in the HSR
Act, including any accelerations or extensions thereof, shall have expired.

     8.6 Director and Officer Resignations. The Parent and the Buyer shall have received evidence, reasonably satisfactory to them in form and substance, of the resignation or removal as of the Closing Date of the members of the Board of Directors of Stella Holdings and each of the Stella Companies and those officers of Stella Holdings and each of the Stella Companies with an asterisk adjacent to their name on Schedule 4.19.

     8.7 Accounts Receivable Purchase Agreement and Non-Compete Agreement. The Parent, the Buyer, the Seller and SFFC shall have entered into the Accounts Receivable Purchase Agreement and the transaction contemplated thereby will have closed simultaneously with the closing of the transactions contemplated by this Agreement. The Seller shall have executed and delivered to the Buyer a Non-Compete Agreement, in substantially the form attached hereto as Exhibit B (the Non-Compete Agreement).

     8.8 Equipment Leases. The Company shall have terminated each of the equipment leases set forth on
Schedule 8.8 (the Pre-Closing Lease Transactions) and repurchased the equipment subject to such Pre-Closing Lease
Transactions and shall own such equipment free and clear of all Liens (other than Permitted Post-Closing Liens).

     8.9  Release of Liens.

          (a) The Liens on the assets of the Company under the Security Documents shall have been released or shall be released simultaneously with the Closing.

          (b) The Liens on the assets of the Company, other than Permitted Post-Closing Liens, shall have been released or shall be released simultaneously with the Closing.

     8.10 FIRPTA Certification. The Parent and the Buyer shall have received from the Seller a certification of non-foreign status described in U.S. Treasury Regulations
1.1445-2(b)(2), in form and substance reasonably satisfactory to the Parent and the Buyer.

     8.11 Required Consents.  All Consents set forth on
Schedule 8.11 shall have been obtained and be in full force and effect, and the Parent and the Buyer shall have been furnished with evidence reasonably satisfactory to them that such Consents have been granted and obtained.

     8.12 Legal Opinions. The Parent and the Buyer shall have received (x) the opinion of Robert Aiken, General Counsel to the Seller, (y) the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Seller, and (z) the opinion of Foley & Lardner, counsel to the Seller and the Company, collectively covering the matters identified in the form of opinion attached hereto as Exhibit C-1, each dated the Closing Date, addressed to the Parent and the Buyer and reasonably satisfactory to the Parent and the Buyer.

     8.13 Additional Documents. The Parent and the Buyer shall have received all instruments, certificates and other documents as may be required to complete the transactions contemplated hereby or as they may reasonably request.

ARTICLE 9
CONDITIONS PRECEDENT TO THE
OBLIGATION OF THE SELLER TO CLOSE

     The obligation of the Seller to complete the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions, any one or more of which may be waived by the Seller in writing:

     9.1 Representations. The representations and warranties of the Parent and the Buyer contained in this Agreement that are qualified by reference to materiality or Material Adverse Effect shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true as of such earlier date. All other representations and warranties of the Parent and the Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true in all material respects as of such earlier date. The Seller shall have received a certificate from each of the Parent and the Buyer, dated the Closing Date and signed by a duly authorized officer of the Buyer and the Parent, reasonably acceptable to the Seller, to the foregoing effect.

     9.2 Covenants. The Parent and the Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent and the Buyer, as the case may be, on or prior to the Closing Date. The
Seller shall have received a certificate, dated the Closing
Date and signed by a duly authorized officer of the Buyer and the Parent, reasonably acceptable to the Seller, to the foregoing effect.

     9.3 No Judgment or Order. There shall not be on the Closing Date any Orders of any Governmental Entity or Legal
Requirements which would (a) prohibit the purchase of the Shares or (b) prohibit the consummation of the transactions contemplated by this Agreement.

     9.4  HSR Act.  The waiting period specified in the HSR
Act, including any accelerations or extensions thereof, shall have expired.

     9.5 Payment of Purchase Price. The Parent shall have caused the Buyer to have paid, and the Buyer shall have paid, in cash to the Seller, by wire transfer of immediately available funds on the Closing Date, the amounts required to be paid to the Seller pursuant to Section 1.2.

     9.6  Accounts Receivable Purchase Agreement.  The
Parent, Buyer, the Seller and SFFC shall have entered into the Accounts Receivable Purchase Agreement and the transaction contemplated thereby will have closed simultaneously with the closing of the transactions contemplated by this Agreement.

     9.7  Required Consents.  All Consents set forth on
Schedule 9.7 shall have been obtained and be in full force and effect, and the Seller shall have been furnished with evidence reasonably satisfactory to it that such Consents have been granted and obtained.

     9.8 Release Under Surety Obligations. The Seller and its affiliates shall have been released from any and all of their respective obligations under the Surety Obligations and the Seller shall have received written instruments reasonably satisfactory to the Seller executed by the appropriate party under each Surety Obligation effectuating the foregoing.

     9.9 Release of Liens. The Liens on the assets of the Company under the Security Documents shall have been released or shall be released simultaneously with the Closing.

     9.10 Legal Opinions. The Seller shall have received the opinion of (x) Stikeman, Elliott, special Canadian counsel to the Parent, and (y) Gibson, Dunn & Crutcher
L.L.P., special United States counsel to the Parent and the Buyer, collectively covering the matters identified in the form of opinion attached hereto as Exhibit C-2, dated the Closing Date, addressed to the Seller and reasonably satisfactory to the Seller.

     9.11 Additional Documents. The Seller shall have received all instruments, certificates and other documents as may be required to complete the transactions contemplated hereby or as it may reasonably request.

ARTICLE 10
INDEMNIFICATION

     10.1 Indemnification.

          (a)  Subject to the limitations contained in
Section 10.3 and Section 11.6, the Seller (and, if the Closing shall fail to occur, the Company jointly and severally with the Seller) agrees to indemnify, defend and hold harmless the Parent, the Buyer and, after the Closing, each of the Stella Companies (and their directors, officers, employees, successors, assigns, agents and representatives) from and against any and all losses, claims, damages, liabilities and reasonable attorneys fees and other expenses, including interest on out-of-pocket expenses from the date incurred to the date paid if determined by a court to be appropriate under the circumstances (Losses) incurred or suffered by any of them: (i) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement or by SFFC in the Accounts Receivable Purchase Agreement and (ii) all liability for federal or state income taxes of any other member of the affiliated group (within the meaning of Section 1504(a) of the Code) of which the Seller is a member or any other consolidated combined or unitary group of which the Company was a member at any time through and including the Closing Date pursuant to any provision of joint and several liability including, without limitation, Treasury Regulations 1.1502-6 and 1.1502-78, and any corresponding provision of state law.

          (b) The Parent and the Buyer agree, jointly and severally, to indemnify, defend and hold harmless the Seller (and its directors, officers, employees, successors, assigns, agents and representatives) from and against any and all Losses incurred or suffered by any of them based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Parent or the Buyer contained in this Agreement or in the Accounts Receivable Purchase Agreement or any liability of the Company arising from the Company's operations after the Closing Date.

          (c)  In addition to the indemnity in Section
10(a), the Seller agrees to indemnify, defend and hold harmless the Parent, the Buyer and, after the Closing, each of the Stella Companies (and their directors, officers, employees, successors and assigns), from and against any and all Losses associated with the litigation matter listed as
Item 3 on Schedule 4.8. The Parent, the Buyer and the Seller agree that the Seller shall have the exclusive right to conduct, at its expense, the compromise, defense and prosecution of such litigation with counsel of its choosing; provided, however, that the Buyer may, at its expense, participate in the defense of any claim for injunctive relief in connection with such litigation. If the Seller elects not to exercise its right under this Section 10.1(c) to conduct such defense or prosecution, or fails to use reasonable good faith efforts to defend such action, the Parent and the Buyer may, at the Seller s expense (but only to the extent that the Parent and the Buyer reasonably incur such expenses), compromise, defend or prosecute such litigation, but may not settle or compromise any such litigation without the prior written consent of the Seller, which consent shall not be unreasonably withheld. Any compromise or settlement obtained by the Seller in respect of such litigation shall include a complete release of the Company from any liability attributable to such litigation.

          Whether or not the Seller shall have assumed the defense or prosecution of such litigation the Buyer shall not, and shall ensure that the Company does not, admit any liability with respect to, settle, compromise or discharge such litigation without the Seller's prior written consent. All of the parties hereto shall cooperate in the defense or prosecution of any such litigation. Such cooperation shall include the retention and (upon request) the provision to the requesting party of records and information that are reasonably relevant to such litigation, and making employees available on a mutually convenient basis to provide additional information and explanation of materials provided hereunder.

     10.2 Notice and Opportunity to Defend.

          (a) Notice of Asserted Liability. Each person making a claim under this Article 10 (an Indemnified Party) shall, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the indemnifying party under this Article 10 (the Indemnifying Party), notify the Indemnifying Party in writing of the commencement thereof. The failure of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (i) other than pursuant to this
Article 10 or (ii) under this Article 10 unless, and only to the extent that the Indemnified Party is prejudiced by such failure. In case any such action, claim or other proceeding shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any action, claim or proceeding in which both the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the expense of the Indemnifying Party and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exist between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties. Each Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The Indemnifying Party shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld. Except for claims based in whole or in part on fraud or seeking in whole or in part injunctive relief or specific performance, the rights accorded to an Indemnified Party hereunder shall be the exclusive remedy of such party for any Losses based upon, arising out of or otherwise in respect of any inaccuracy or in breach of any representation, warranty, covenant or agreement contained in this Agreement, the Accounts Receivable Purchase Agreement or in any documents delivered pursuant hereto or thereto.

     10.3 Limitations on General Indemnifications. The indemnification provided for in Section 10.1(a) shall be subject to the following limitations:

          (a) The Seller shall not be obligated to pay any amounts for indemnification under Section 10.1(a) until the aggregate amounts for indemnification under Section 10.1(a) equal Five Million Dollars ($5,000,000) (the Basket Amount), whereupon the Seller shall be obligated to pay in full all such amounts for such indemnification in excess of the Basket Amount.

          (b) The Seller shall not be obligated to make any payment for indemnification under Section 10.1(a) in excess of Forty Five Million Dollars ($45,000,000) in the aggregate.

          (c) Sections 10.3(a) and (b) shall not apply to claims (i) relating to the Seller's failure to pay any amount due to the Buyer pursuant to Section 1.3, the third sentence of Section 6.12(a) or Section 6.15, (ii) relating to a breach of the last sentence of Section 4.5, Section
4.9(b)(i)(x), (b)(iii) or (b)(v), Section 4.10, Section
4.12(c), Section 4.15(i) or Section 4.18, or (iii) arising under Section 6.1(a)(viii), (a)(ix) or (a)(x), Section
6.1(b)(iii), (b)(iv), (b)(v), (b)(vi), (b)(vii), (b)(viii),
(b)(ix), (b)(xi), (b)(xii), (b)(xiii) or (b)(xiv), Section
6.8, Section 6.14, Section 6.15 or Section 6.16.

          (d)  The amount of any Loss subject to
indemnification under Section 10.1(a) shall be determined net of (i) any amounts recovered or recoverable by the Parent, the Buyer or the Company under insurance policies with respect to such Loss and (ii) the present value of any tax savings actually realized by the Buyer or the Company prior to the receipt of such indemnification payment, either in the form of a refund of taxes previously paid or a reduction in tax that otherwise would have become payable (in each case net of the present value of the tax cost of the receipt of the indemnification payment), and the present value of any tax savings (net of the present value of the tax cost of the receipt of the indemnification payment) that, at the time of such indemnification payment is required to be made, are reasonably certain to be realized within the ten-year period following such receipt. For purposes of this clause (ii), tax savings shall only be taken into account to the extent they are not otherwise required to be paid to the Seller and would not have arisen but for the event giving rise to the indemnification obligation, and the present value of tax savings and tax costs shall be computed at the rate per annum equal to the prime commercial lending rate of The Chase Manhattan Bank, New York, in effect at the time of realization.

ARTICLE 11
MISCELLANEOUS

     11.1 Certain Definitions.

          11.1.1 As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                    (a)  Accounts Receivable Closing shall
have the meaning set forth in Section 1.04 of the Accounts
Receivable Purchase Agreement.

                    (b)  Accounts Receivable Facility means
that certain accounts receivable securitization facility pursuant to which certain subsidiaries of the Seller, including certain of the Stella Companies, have transferred their accounts receivable.

                    (c)  Accounts Receivable Purchase
Agreement means that certain agreement in the form attached hereto as Exhibit A.

                    (d)  Accounts Receivable Purchase Price
shall have the meaning set forth in Section 1.03(a) of the Accounts Receivable Purchase Agreement.

                    (e)  Affiliate of a person shall mean
any person controlling, controlled by or under common control with such person; provided that for purposes of this Agreement, the term affiliate, with respect to the Seller, shall not include any stockholder of Specialty Foods Acquisition Corporation.
                    (f)  Dollars and $ shall mean lawful
currency of the United States of America from time to time.

                    (g)  Knowledge with respect to the
Seller, shall mean the actual knowledge of the officers and directors of the Seller, after due inquiry of the plant managers identified on Schedule 11.1(g)(i), and each of the key employees of Stella Holdings and the Stella Companies listed on Schedule 11.1(g)(ii).

                    (h)  Liens means any liens, claims,
charges, encumbrances or security interests.

                    (i)  Material Adverse Effect means (a) a
material adverse effect on the consummation of the transactions contemplated by this Agreement or (b) with respect to any person, a material adverse effect on the business, financial condition or results of operations of such person and its subsidiaries taken as a whole.

                    (j)  Person shall mean and include an
individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and any other entity.

                    (k)  Permitted Post-Closing Liens shall
mean Permitted Liens other than those Liens denoted with an asterisk or double asterisk on Schedule 4.6.

                    (l)  Purchased Accounts Receivable shall
have the meaning set forth in Section 1.02(a) of the Accounts Receivable Purchase Agreement.

                    (m)  Security Documents shall mean (i)
that certain Term Loan Agreement, dated as of July 17, 1995, by and among the Seller, certain financial institutions party thereto and The Chase Manhattan Bank, as administrative agent, as amended, (ii) that certain Amended and Restated Revolving Credit Agreement, dated as of July 17, 1995, by and among the Seller, the Company, certain other subsidiaries of the Seller, certain financial institutions party thereto and The Chase Manhattan Bank, as administrative agent, (iii) that certain Amended and Restated Accounts Receivable Sale Agreement, dated as of November 16, 1994, by and among SFFC, the Seller and certain subsidiaries of the Seller (including the Company) and (iv) the collateral documents and agreements entered into in connection with the foregoing Term Loan Agreement, Revolving Credit Agreement and Accounts Receivable Sale Agreement.

                    (n)  Subsidiary with respect to any
person, shall mean any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which, is directly or indirectly owned by such person. For purposes of this Agreement, all references to subsidiaries of a person shall be deemed to mean subsidiary if such person has only one subsidiary.

                    (o)  Taxes means (i) all taxes imposed
of any nature, including, but not limited to federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including, but not limited to employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

                    (p)  Tax Affiliate means any member of a
consolidated, combined unitary, or other similar group for federal, state or local income tax purposes that includes or included Stella Holdings or any of the Stella Companies or any predecessor thereof, but only with respect to any period or portion thereof during which Stella Holdings or any of the Stella Companies or any such predecessor was a member of such group.

                    (q)  Working Capital means the total
Current Assets of Stella Holdings and the Stella Companies, on a consolidated basis, less total Current Liabilities of Stella Holdings and the Stella Companies, on a consolidated basis. Current Assets shall consist of (i) Cash and Cash Equivalents, (ii) Accounts Receivable (including, without limitation, such Accounts Receivable that have been conveyed to SFFC by the Stella Companies pursuant to the Accounts Receivable Facility), (iii) Inventories, (iv) Pre-Paid Expenses and (v) Other Current Assets. Current Liabilities shall (x) consist of (i) Current Maturities of Long-Term Debt, (ii) Accounts Payable, (iii) Accrued Expenses and Other Expenses and (iv) Accrued Restructuring Reserve and
(y) exclude Employee Payments. Items listed in the definitions of Current Assets and Current Liabilities (other than Employee Payments) have the meanings ascribed to such items in the Interim Balance Sheet. On the Closing Statement, Current Liabilities will include an accrual for all of the capital expenditures as required pursuant to
Section 6.1(a)(x).

          11.1.2    The following terms are defined in the
following Sections of this Agreement:

                    Term                   Section
                    Additional             1.2(a)
                    Consideration
                    Agreement              Preamble
                    Basket Amount          10.3(a)
                    Buyer                  Preamble
                    By-laws                4.1
                    Charter                4.1
                    Closing                2.1
                    Closing Date           2.1
                    Closing Statement      1.3(b)
                    COBRA                  4.15
                    Code                   4.15
                    Common Stock           Preamble
                    Company                Preamble
                    Company Plans          4.14
                    Confidentiality        6.2
                    Agreement
                    Constituent Documents  5.1
                    Consents               3.2
                    Controlled Group       4.15
                    DLJ                    4.18
                    Employee Payments      6.5(c)
                    Environmental Law      4.11
                    ERISA                  4.14
                    Financial Statements   4.5
                    GAAP                   4.5
                    Governmental Entity    3.2
                    Hazardous Material     4.11
                    HSR Act                3.2
                    Indemnified Party      10.2
                    Indemnifying Party     10.2

                    Term                   Section
                    Independent            1.3(c)
                    Accounting Firm

                    Insurance Policies     4.20
                    Insured Liability      6.12
                    Intellectual Property  4.16(a)
                    Intercompany Accounts  6.8
                    Interim Balance Sheet  4.5
                    Interim Balance Sheet  4.5
                    Date

                    Leased Real Property   4.21(b)
                    Legal Requirement      3.2
                    Losses                 10.1
                    Material Contracts     4.12
                    Material Permits       4.7(c)
                    Non-Compete Agreement  8.7
                    Orders                 3.2
                    Overlap Period         6.14
                    Overlap Period Taxes   6.14
                    Owned Real Property    4.21(a)
                    Permitted Liens        4.6
                    Permitted Owned Real   4.21(a)
                    Property Exceptions

                    Post-Closing           1.3(a)
                    Adjustment
                    Post-Closing           1.3(b)
                    Adjustment
                    Calculation


                    Term                   Section
                    Pre-Closing Lease      8.8
                    Transactions

                    Pre-Closing Tax        6.14
                    Period
                    Preliminary Closing    1.2(c)
                    Statement

                    Process Agent          11.13
                    Purchase Price         1.2(a)
                    Real Property          4.21(c)
                    Real Property Leases   4.21(b)
                    Schroders              5.5
                    Seller                 Preamble
                    SFFC                   1.2(a)
                    Shares                 Preamble
                    Stella Companies       Preamble
                    Stella Holdings        Preamble
                    Surety Obligations     6.13
                    Tax Returns            4.10
                    Title Defects          4.21(a)
                    WARN Act               6.1(a)

     11.2 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by each of the parties hereto at any time prior to the Closing with respect to any of the terms contained herein.

     11.3 Waiver of Compliance; Consents. Any failure of the Parent or the Buyer, on the one hand, or the Seller, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Parent or the Buyer, or the Seller, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.3.

     11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by telecopier
(with a confirmed receipt thereof), on the third business day after being sent by registered or certified mail
(postage prepaid, return receipt requested) and on the next business day when sent by a nationally-recognized overnight courier service which has guaranteed next day delivery, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to the Parent or the Buyer, to:

Saputo Group Inc.
6869 Metropolitan Boulevard East
St.-Leonard, Quebec
H1P 1X8, Canada
Attention:  Camillo Lisio, Executive Vice President
Telecopier:  (514) 328-3375

               with copies to:

Gibson, Dunn & Crutcher, LLP
One Montgomery Street, 26th Floor
San Francisco, CA  94104
Attention:  Kenneth R. Lamb, Esq.
Telecopier:  (415) 986-5309

               and

Stikeman, Elliott
40e etage
1155 Rene-Levesque Boulevard East
Montreal, Quebec, H3B 3VZ, Canada
Attention:  Pierre Raymond
Telecopier: (514) 397-3222

          (b)  if to the Seller, to:

Specialty Foods Corporation
25 Tri-State International Office Center
Suite 250
Lincolnshire, Illinois 60069
Attention:  General Counsel
Telecopier: (847) 267-3420

               with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:  Bruce A. Gutenplan, Esq.
Telecopier:  (212) 757-3990

          11.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Parent may without the Seller's consent assign its rights (but not its obligations) under this Agreement to any wholly-owned U.S. Subsidiary of the Parent.

     11.6 Survival. All representations and warranties of the Seller contained in this Agreement (other than those set forth in Sections 4.10 and 4.11) and of the Seller and SFFC contained in the Accounts Receivable Purchase Agreement shall terminate and expire on the one (1) year anniversary of the Closing Date. All representations and warranties of the Seller contained in Section 4.10 of this Agreement shall terminate and expire on the seventh (7th) anniversary of the Closing Date. All representations and warranties of the Seller contained in Section 4.11 of this Agreement shall terminate and expire on the fifth (5th) anniversary of the Closing Date. Notwithstanding the foregoing, if the Parent or the Buyer (or any of its directors, officers, employees, successors, assigns, agents and representatives) shall notify the Seller of a claim for indemnification under
Section 10.3(a) on or before the last day of the survival period applicable to such claim pursuant to this Section 11.6, the representations and warranties to which such claim relates shall survive after the last day of the applicable survival period for purposes of such claim.

     11.7 Governing Law. This Agreement shall be governed by the laws of the State of New York (other than its rules of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby).

     11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.9 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The inclusion of any item in any Schedule to this Agreement shall not be deemed nor construed as an admission or concession that such item is material or would have a Material Adverse Effect on the Company.

     11.10 Entire Agreement. This Agreement (including the schedules, exhibits, documents or instruments referred to herein), the Accounts Receivable Purchase Agreement and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof.

     11.11 Expenses. The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants.

     11.12 No Third Party Beneficiaries. Other than as set forth in Sections 6.7 and 10.1, this Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

     11.13 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (including, without limitation, the Accounts Receivable Purchase Agreement and the Non-Compete Agreement) may be instituted in any federal court in the Southern District of New York or any state court located in New York County, New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such action, suit or proceeding. The Parent and the Buyer hereby appoint National Registered Agents, Inc. (the Process Agent) at the Process Agent's offices at 105 Chambers Street, New York, New York 10007, or its office at such other address in the State of New York, as it hereafter furnishes in writing to the Seller, as the Parent and the Buyer's authorized agent to accept and acknowledge on their behalf service of any and all process that may be served in any such action, suit or proceeding. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

     IN WITNESS WHEREOF, each of the Parent, the Buyer and the Seller has caused this Agreement to be duly executed as of the date first above written.

SAPUTO GROUP INC.


By:
Name:
Title:


SAPUTO ACQUISITION, INC.


By:
Name:
Title:


SPECIALTY FOODS CORPORATION


By:
Name:
Title:

Saputo Group Inc. irrevocably and unconditionally agrees to cause Saputo Acquisition, Inc. to perform its obligations to close on the purchase of the Shares under Article 1 hereof. If Saputo Acquisition, Inc. shall fail to perform such obligation, Saputo Group Inc. shall have the obligation in its stead to close on the purchase of the Shares under
Article 1 hereof. In addition, Saputo Group Inc. irrevocably and unconditionally guarantees all of the other obligations of Saputo Acquisition, Inc. under this Agreement.

SAPUTO GROUP INC.


By:
Name:
Title:

STOCK PURCHASE AGREEMENT


among


SAPUTO GROUP INC.


Parent


SAPUTO ACQUISITION, INC.


Buyer


and


SPECIALTY FOODS CORPORATION


Seller

Dated as of November 7, 1997

TABLE OF CONTENTS

Page

ARTICLE 1      TERMS OF THE TRANSACTION
     1.1       Sale and Purchase of Shares
     1.2       Purchase Price and Payment
     1.3       Purchase Price Adjustment

ARTICLE 2      CLOSING
     2.1       Closing; Closing Date
     2.2       Procedures at Closing

ARTICLE 3      REPRESENTATIONS AND WARRANTIES
               OF THE SELLER
     3.1       Title to the Shares
     3.2       Authority; Non-Contravention

ARTICLE 4      REPRESENTATIONS AND WARRANTIES
               OF THE SELLER AS TO THE COMPANY
     4.1       Corporate Organization.
     4.2       Capitalization.
     4.3       Subsidiaries.
     4.4       Non-Contravention
     4.5       Financial Statements
     4.6       Title to Property
     4.7       Compliance with Laws; Licenses and Permits.
     4.8       Litigation.
     4.9       Absence of Certain Changes or Events.
     4.10      Taxes.
     4.11      Environmental Matters.
     4.12      Contracts
     4.13      Business Relationships
     4.14      Employees
     4.15      Employee Benefit Plans
     4.16      Intellectual Property.
     4.17      Labor Disputes.
     4.18      Finders and Investment Bankers.
     4.19      Directors, Officers and Bank Accounts
     4.20      Insurance
     4.21      Real Estate
     4.22      No Competitive Restrictions
     4.23      No Other Representations and Warranties

ARTICLE 5      REPRESENTATIONS AND WARRANTIES OF
               PARENT AND BUYER
     5.1       Corporate Organization
     5.2       Authority; Non-Contravention
     5.3       Investment Intent
     5.4       Pending Actions.
     5.5       Finders and Investment Bankers
     5.6       Sources of Information
     5.7       Financial Capability.

ARTICLE 6      COVENANTS
     6.1       Conduct of Business of the Company.
     6.2       Access and Information.
     6.3       Reasonable Efforts; Additional Actions.
     6.4       Indemnification of Brokerage
     6.5       Employee Matters
     6.6       Transfer Taxes
     6.7       Indemnification of Directors and Officers
     6.8       Elimination of Inter-Company and Affiliate
               Accounts.
     6.9       Cash Management
     6.10      Public Announcements
     6.11      Continuing Access to Records
     6.12      Existing Insurance Coverage
     6.13      Surety Bonds, Letters of Credit and
               Guarantees
     6.14      Tax Matters.
     6.15      Seller's Obligation to Forward Payments
     6.16      Termination of Other Acquisition Efforts

ARTICLE 7      TERMINATION OF AGREEMENT

ARTICLE 8      CONDITIONS PRECEDENT TO THE OBLIGATION
               OF PARENT AND BUYER TO CLOSE
     8.1       Representations.
     8.2       Covenants.
     8.3       No Judgment or Order.
     8.4       Delivery of Shares.
     8.5       HSR Act.
     8.6       Director and Officer Resignations
     8.7       Accounts Receivable Purchase Agreement
               and Non-Compete Agreement
     8.8       Equipment Leases.
     8.9       Release of Liens.
     8.10      FIRPTA Certification
     8.11      Required Consents
     8.12      Legal Opinions
     8.13      Additional Documents

ARTICLE 9      CONDITIONS PRECEDENT TO THEOBLIGATION OF
               THE SELLER TO CLOSE
     9.1       Representations.
     9.2       Covenants
     9.3       No Judgment or Order.
     9.4       HSR Act.
     9.5       Payment of Purchase Price
     9.6       Accounts Receivable Purchase Agreement
     9.7       Required Consents.
     9.8       Release Under Surety Obligations.
     9.9       Release of Liens.
     9.10      Legal Opinions
     9.11      Additional Documents

ARTICLE 10     INDEMNIFICATION
     10.1      Indemnification.
     10.2      Notice and Opportunity to Defend.
     10.3      Limitations on General Indemnifications

ARTICLE 11     MISCELLANEOUS
     11.1      Certain Definitions.
     11.2      Amendment and Modification
     11.3      Waiver of Compliance; Consents
     11.4      Notices
     11.5      Assignment
     11.6      Survival
     11.7      Governing Law
     11.8      Counterparts
     11.9      Interpretation
     11.10     Entire Agreement
     11.11     Expenses
     11.12     No Third Party Beneficiaries
     11.13     Consent to Jurisdiction and Service of
               Process


APPENDIX A
Stella Companies

SCHEDULES

     3.2       -    Seller Non-Contravention
     4.4       -    Company Non-Contravention
     4.5       -    Certain Accounts Receivable
     4.6       -    Property
     4.7       -    Compliance with Laws
     4.8       -    Litigation
     4.9       -    Certain Changes
     4.10      -    Taxes
     4.11      -    Environmental Matters
     4.12(a)        -    Material Contracts
     4.12(b)        -    Contract Breaches or Defaults
     4.13      -    Business Relationships
     4.14(a)        -    Employees
     4.14(b)        -    Defaults under Company Plans
     4.15(a)        -    Employee Benefit Plans
     4.15(c)        -    Withdrawal Liability, Etc.
     4.15(d)        -    Reports and Returns
     4.15(f)        -    Investigations and Other
                         Proceedings
     4.15(g)        -    Parachute Payments
     4.15(h)   -    Welfare Benefits
     4.16(a)        -    Intellectual Property
     4.16(b)        -    Exclusive Right
     4.16(c)        -    Infringements
     4.17      -    Labor Activity
     4.19      -    Directors, Officers and Bank Accounts
     4.20      -    Insurance
     4.21(a)        -    Owned Real Property
     4.21(a)-1 -    Permitted Owned Real Property Exceptions
     4.21(b)        -    Real Property Leases
     6.1       -    Conduct of Business of the Company
     6.13      -    Surety Obligations
     8.8       -    Equipment Leases
     8.11      -    Buyer Required Consents
     9.7       -    Seller Required Consents
     11.1(g)(i)     -    Certain Employees I
     11.1(g)(ii)    -    Certain Employees II

EXHIBIT A      -    Form of Accounts Receivable Purchase
                    Agreement
EXHIBIT B      -    Form of Non-Compete Agreement
EXHIBIT C-1    -    Form of Opinion to Buyer and Parent
EXHIBIT C-2    -    Form of Opinion to Seller

Appendix A

Stella Companies

 Name
 State of Incorporation
 Stella Foods, Inc.
 Delaware
 Stella Cheese Company, Inc.
 Delaware
 BM Acquisitions, Inc.
 Delaware
 BC Acquisitions, Inc.
 Delaware
 Stella Foods East, Inc.
 Delaware
 Frigo Foods, Inc.
 Wisconsin
 Frigo Cheese Corporation
 Wisconsin


Exhibit A

Form of Accounts Receivable Purchase Agreement

Exhibit B

Form of Non-Compete Agreement


Exhibit C-1

Form of Opinion to Parent and Buyer

Exhibit C-2

Form of Opinion to Seller

EXHIBIT A


ACCOUNTS RECEIVABLE PURCHASE AGREEMENT


     ACCOUNTS RECEIVABLE PURCHASE AGREEMENT dated
November__, 1997, by and between Specialty Foods Finance
Corporation, a Delaware corporation ("Seller"), Specialty
Foods Corporation, a Delaware corporation ("Specialty Foods
Corporation"), Saputo Group Inc., a Canadian corporation
("Parent") and Saputo Acquisition, Inc., a Delaware corporation ("Buyer").

     WHEREAS, pursuant to a Stock Purchase Agreement dated as of November ____, 1997 (the "Purchase Agreement") between Specialty Foods Corporation, Parent and Buyer, Specialty Foods Corporation is selling, transferring, conveying and delivering to Buyer all of the issued and outstanding capital stock of Stella Holdings, Inc., a Delaware corporation, and its subsidiaries, including Stella Foods, Inc., a Delaware corporation ("Stella Foods") and Stella Foods East, Inc., a Delaware corporation ("Stella East" and, together with Stella Foods, the "Stella Entities");

     WHEREAS, Stella Foods and Stella East have historically each sold their accounts receivable relating to their respective businesses to Seller pursuant to a series of agreements;

     WHEREAS, Seller has issued a series of term certificates pursuant to the Series 1994-1 Supplement, dated as of November 16, 1994 (the "Certificates"), by and among Seller, Specialty Foods Corporation and The Chase Manhattan Bank (formerly Chemical Bank), as trustee (the "Trustee"), to the Pooling Agreement, as amended, dated as of November 16, 1994, by and among Seller, Specialty Foods Corporation and the Trustee (the "Pooling Agreement");

     WHEREAS, Seller has issued a certificate pursuant to Series 1997-1 Supplement, dated as of January 31, 1997, by and among Seller, Specialty Foods Corporation and the Trustee, to the Pooling Agreement;

     WHEREAS, Parent is the beneficial owner of all of the issued and outstanding capital stock of Buyer; and

     WHEREAS, subject to the terms and conditions set forth herein, Buyer hereby purchases from Seller and Seller hereby sells to Buyer the accounts receivable generated by the Stella Entities which are on the books of Seller.

     NOW, THEREFORE, the parties hereto agree as follows:


ARTICLE 1

PURCHASE AND SALE OF ACCOUNTS RECEIVABLE

     Section 1.01   Defined Terms.  Defined terms used in
this Agreement but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

     Section 1.02   Basic Transaction.

          (a) Purchased Assets. Subject to the terms set forth in this Agreement, Buyer hereby purchases from Seller, and Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, good and marketable title to, free and clear of all liens, pledges, encumbrances, claims, and equities of any kind, all accounts receivable that were generated by the Stella Entities and sold to Seller including, without limitation, those listed on Attachment 1 attached hereto (the "Purchased Accounts Receivable"). Seller has, in good faith, prepared Attachment 1 from its books and records using its best faith estimate of the Purchased Accounts Receivable that exist as of the close of business of the day immediately prior to the date hereof.

          (b)  Excluded Assets.  Notwithstanding the
foregoing, the parties agree that all other assets of Seller, including, without limitation, any accounts receivable generated by any subsidiary of Specialty Foods
Corporation (other than the Stella Entities) and sold to Seller, are expressly excluded from this purchase and sale and are not included in the Purchased Accounts Receivable.

          (c) Excluded Liabilities. Buyer does not hereby assume and shall not be liable for any of the liabilities or obligations of Seller.

          (d) Commingled Accounts. Seller hereby agrees promptly upon receipt to transfer, or cause to be promptly transferred, to Buyer all amounts received by Seller or its affiliates which represent proceeds of Purchased Accounts Receivable. Such amounts shall be transferred by wire transfer in immediately available funds, free of any and all claims, liens and other encumbrances to an account designated by Buyer.

     Section 1.03   Consideration for the Purchased Accounts
Receivable.

          (a) Aggregate Consideration. At the Accounts Receivable Closing (as herein defined), Parent shall cause Buyer to pay to Seller, and Buyer will pay to Seller $________1, net of the SFFC Reserve (as defined below) (the "Accounts Receivable Purchase Price") by wire transfer or equivalent means, in immediately available funds to such account as Seller shall direct. The Accounts Receivable Purchase Price shall be adjusted to reflect adjustments in the face amount of the Purchased Accounts Receivable as set forth in Section 1.03(b) below. The "SFFC Reserve" shall be equal to [0.59%] [(which SFFC Reserve shall be updated as of the date upon which the Post-Closing Adjustment (as defined below) is determined as set forth in Section 1.03(b) below)] of the face amount of the Purchased Accounts Receivable.

          (b)  Adjustments to the Accounts Receivable
Purchase Price After Closing. The Accounts Receivable Purchase Price shall be (i) increased dollar for dollar to the extent the face amount of the Purchased Accounts Receivable reflected on the Final Attachment 1 (as defined below), exceeds the sum of (x) the Accounts Receivable Purchase Price and (y) the SFFC Reserve, or (ii) decreased dollar for dollar to the extent the face amount of the Purchased Accounts Receivable reflected on the Final Attachment 1, is less than the sum of (x) the Accounts Receivable Purchase Price and (y) the SFFC Reserve (the "Post-Closing Adjustment"). Any adjustments to the Accounts Receivable Purchase Price made pursuant to this Section 1.03(b) shall, within five (5) business days after such adjustment is agreed to by Buyer and Specialty Foods Corporation or any remaining disputed items are ultimately determined by the Neutral Auditors (as defined below), be paid by wire transfer in immediately available funds to the account specified by the party to whom such payment is owed. Seller shall have no obligation or liability to Buyer or any other party in connection with the Post-Closing Adjustment, and any such obligation in connection with the Post-Closing Adjustment will be solely that of Specialty Foods Corporation.

          (c)  Procedures for Determination of Final
Attachment 1. As soon as practicable, but in no event later than five (5) business days following the Accounts
Receivable Closing, Specialty Foods Corporation shall prepare a draft of the Final Attachment 1 which shall reflect the Purchased Accounts Receivable as of the close of business on the day of the Accounts Receivable Closing.

          Specialty Foods Corporation shall deliver a copy of the draft Final Attachment 1 to Buyer promptly after it has been prepared. After receipt of the draft Final Attachment 1, Buyer shall have fifteen (15) business days to review the draft Final Attachment 1. Buyer and its authorized representatives shall have reasonable access to all relevant books and records and employees of Seller to the extent required to complete their review of the draft Final Attachment 1. Unless Buyer delivers written notice to Specialty Foods Corporation on or prior to the end of the fifteenth business day after Buyer's receipt of the draft Final Attachment 1 that Specialty Foods Corporation has improperly recorded the face amount of any accounts receivable included in the Purchased Accounts Receivable and specifying in reasonable detail the characterization and amount of all such disputed items and the basis therefor, Buyer shall be deemed to have accepted and agreed to the draft Final Attachment 1. If Buyer so notifies Specialty Foods Corporation of its objection to the draft Final Attachment 1, Buyer and Specialty Foods Corporation shall, within 30 days following such notice (the "Resolution Period"), attempt in good faith to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

               If at the conclusion of the Resolution Period there remain items in dispute, then all disputed items shall be submitted to [__________], certified public accountants, or, if such firm declines to act in such capacity or at the time of such dispute has a significant ongoing relationship with either Parent, Buyer, Specialty Foods Corporation or the Seller, to such other nationally recognized firm of independent public accountants then having no significant ongoing relationship with either Parent, Buyer, Specialty Foods Corporation or the Seller as shall be mutually acceptable to the Buyer and Specialty Foods Corporation (the "Neutral Auditors"), which Neutral Auditors shall be selected by Buyer and Specialty Foods Corporation within ten
(10) days after the expiration of the Resolution Period.
The fees and expenses relating to the work to be performed by the Neutral Auditors shall be borne by the parties in proportion to their relative success, as determined by the Neutral Auditors, in connection with the final disposition of the disputed items. The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by Specialty Foods Corporation and Buyer, and not by independent review, only those issues still in dispute. The Neutral Auditors' determination shall be made within thirty
(30) days of their selection, shall be set forth in a written statement delivered to Specialty Foods Corporation and Buyer, and shall be final, binding and conclusive on all parties hereto. The Term "Final Attachment 1," as hereinafter used, shall mean the definitive Final
Attachment 1 agreed to by Buyer and Specialty Foods Corporation in accordance with this Section 1.03(c) or the definitive Final Attachment 1 resulting from the determinations made by the Neutral Auditors in accordance with this Section 1.03(c) (in addition to those items theretofore agreed to by Specialty Foods Corporation and Buyer).

     Section 1.04   The Accounts Receivable Closing.  The
closing of the purchase and sale of the Purchased Accounts
Receivable contemplated by this Agreement (the "Accounts
Receivable Closing") will take place on the date of this Agreement concurrently with, and subject to the contemporaneous occurrence of, the closing contemplated under the Purchase Agreement.

     Section 1.05   Procedures at the Accounts Receivable
Closing. At the Accounts Receivable Closing, the parties shall take the following steps in the order listed below
(provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously).

          (a)  Seller shall deliver to Buyer a bill of sale
(the "Bill of Sale") in form and substance reasonably satisfactory to Buyer transferring title to the Purchased
Accounts Receivable.

          (b) Parent will cause Buyer to deliver, and Buyer shall deliver, to Seller the Accounts Receivable Purchase
Price.

          (c) Buyer and Seller shall execute and deliver a cross-receipt acknowledging receipt from the other of the respective deliveries.


ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:

     Section 2.01   Corporate Organization and Power.
Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it. Seller is qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification. Seller has full corporate power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby.

     Section 2.02   Authority; Authorizations; Consents.
The execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby have been duly authorized. The performance of this Agreement and the other agreements contemplated hereby constitutes valid and binding obligations of Seller, enforceable in accordance with their terms. Seller may execute, deliver and perform this Agreement without the necessity of obtaining any consent, approval, authorization or waiver, giving any notice, or making any filing or disclosure, except as set forth on Schedule 2.02 to this Agreement, which consents listed on Schedule 2.02 have been obtained on or prior to the date hereof.

     Section 2.03   No Violation.  The execution, delivery
and performance of this Agreement and the other agreements contemplated hereby by Seller and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in any breach of any of, (b) constitute a default under, or (c) result in a violation of
(i) the articles of incorporation or bylaws of Seller, (ii) any indenture, mortgage or other agreement by which Seller is bound or to which any of the Purchased Accounts
Receivable are subject, or (iii) any law, statute, rule, regulation, judgment or decree to which Seller is subject.

     Section 2.04   Title.  Seller hereby conveys to Buyer
good and marketable title to, free and clear of all liens, encumbrances, pledges and equities of any kind
(collectively, "Liens"), the Purchased Accounts Receivable.


ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF
SPECIALTY FOODS CORPORATION

     Specialty Foods Corporation hereby represents and warrants to Buyer as follows:

     Section 3.01 Corporate Organization and Power. Specialty Foods Corporation is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it. Specialty Foods Corporation is qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which Specialty Foods Corporation owns or leases properties or conducts any business so as to require such qualification. Specialty Foods Corporation has full corporate power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby.

     Section 3.02 Authority; Authorization; Consents. The execution, delivery and performance by Specialty Foods Corporation of this Agreement and the other agreements contemplated hereby have been duly and validly authorized by Specialty Foods Corporation. The performance of this Agreement and the other agreements contemplated hereby constitutes the legal, valid and binding obligations of Specialty Foods Corporation, enforceable against Specialty Foods Corporation in accordance with their terms. Specialty Foods Corporation may execute, deliver and perform this Agreement without the necessity of obtaining any consent, approval, authorization or waiver, giving any notice, or making any filing or disclosure, except as set forth on
Schedule 3.02 of this Agreement, which consents listed on
Schedule 3.02 have been obtained on or prior to the date hereof.

     Section 3.03 No Violation. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in any breach of any of, (b) constitute a default under, or (c) result in a violation of (i) the articles of incorporation or by-laws of Specialty Foods Corporation,
(ii) any indenture, mortgage or agreement by which Specialty Foods Corporation is bound or to which any of the Purchased Accounts Receivable are subject, or (iii) any law, statute, rule, regulation, judgment or decree to which Specialty Foods Corporation is subject, nor will such execution, delivery or performance result in a lien upon any of the assets of Specialty Foods Corporation.

     Section 3.04   Title.  Seller has conveyed to Buyer
good and marketable title to, free and clear of all Liens, the Purchased Accounts Receivables.

     Section 3.05 Final Attachment 1. Final Attachment 1 sets forth all of the accounts receivable existing as of the close of business on the date of the Accounts Receivable Closing that have been generated by the Stella Entities.


ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

     Parent and Buyer, jointly and severally, hereby represent and warrant to Seller and Specialty Foods
Corporation:

     Section 4.01 Corporate Organization and Power. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby.

     Section 4.02 Authorization; Consents. The execution, delivery and performance by each of Parent and Buyer of this Agreement and the other agreements contemplated hereby have been duly authorized. The performance of this Agreement and the other agreements contemplated hereby constitutes a valid and binding obligation of each of Parent and Buyer, enforceable in accordance with its terms. Each of Parent and Buyer may execute, deliver and perform this Agreement without the necessity of obtaining any consent, approval, authorization or waiver, giving any notice, or making any filing or disclosure, except as set forth on Schedule 4.02 of this Agreement, which consents listed on Schedule 4.02 have been obtained on or prior to the date hereof.

     Section 4.03 No Violation. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by each of Parent and Buyer and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in any breach of,
(b) constitute a default under, or (c) result in a violation of (i) such parties' articles of incorporation or by-laws,
(ii) any indenture, mortgage or agreement by which either party is bound or affected, or (iii) any law, statute, rule, regulation, judgment or decree to which either party is subject.


ARTICLE 5

CONDITIONS TO CLOSING

     Section 5.01   Conditions to Obligations  The
obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the execution of the Purchase Agreement by the parties thereto and the closing of the transactions contemplated thereby.


ARTICLE 6

MISCELLANEOUS

     Section 6.01   Amendment and Waiver.

          (a)  This Agreement may be amended, or any
provision of this Agreement may be waived, provided that any such amendment and waiver will be binding upon Seller and Specialty Foods Corporation only if set forth in a writing executed by Seller and Specialty Foods Corporation, and any such amendment or waiver will be binding upon Parent and Buyer only if set forth in a writing executed by Parent and Buyer, provided that such amendment or waiver shall be effective only if Moody's Investors Service, Inc. ("Moody's") has provided written confirmation stating that such amendment or waiver will not result in a reduction or withdrawal of the rating of the Certificates.

          (b) No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     Section 6.02 Notices. Except as otherwise expressly set forth in this Agreement, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally or (i) if sent by a nationally recognized overnight delivery service for guaranteed next day delivery, the next day, or
(ii) if sent by telecopy, telefax or other electronic transmission service the day when sent, provided a confirmation copy is also sent no later than the next business day by first-class mail (return receipt requested and first-class postage prepaid), or (iii) if sent by certified mail or registered mail (return receipt requested and first-class postage prepaid) three (3) business days after mailing. Notices, demands and communications to Seller, Specialty Foods Corporation, Parent or Buyer will, unless another address is specified in writing, be sent to the address indicated below.

 Notices to Seller and
 Specialty Foods Corporation:

 Specialty Foods Corporation
 25 Tri-State International
 Office Center
 Suite 250
 Lincolnshire, IL  60069
 Attn.:  General Counsel
 Fax:  847-267-3420


 Notices to Parent or Buyer:

 ______________________
 ______________________
 ______________________
 Attn.:  ________________
 Fax:  _________________


or to such address as any party shall specify by written notice so given.

     Section 6.03 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (i) by any party hereto without the prior written consent of the other parties hereto, and
(ii) by Seller or Specialty Foods Corporation, without written confirmation from Moody's stating that such assignment will not result in a reduction or withdrawal of the rating of the Certificates; provided, however, that Buyer may assign its rights (but not its obligations) under this Agreement to any wholly-owned U.S. subsidiary of Parent or Buyer without the consent of Seller or Speciality Foods Corporation.

     Section 6.04   Severability.  Whenever possible, each
provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     Section 6.05 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

     Section 6.06   Complete Agreement; Rights of
Enforcement. This Agreement, the Purchase Agreement and the documents referred to herein contain the complete agreement between the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. Each of Parent's and Buyer's sole rights of enforcement and remedies for a breach by Seller or Specialty Foods Corporation of any representation, warranty, covenant or agreement set forth in this Agreement resulting in damages shall be the enforcement by Buyer against Specialty Foods Corporation under this Agreement or the Purchase Agreement. Neither Parent nor Buyer shall have any right whatsoever to bring a claim against Seller under either this Agreement or the Purchase Agreement. Each of Parent and Buyer hereby covenants and agrees that it will not institute against, or join any other person in instituting against, the Seller any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law.

     Section 6.07   Survival.  The representations and
warranties of Seller and Specialty Foods set forth in this Agreement shall terminate and expire on the one (1) year anniversary of the Closing Date.

     Section 6.08 Governing Law. THE SUBSTANTIVE LAW (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

 SPECIALTY FOODS               SPECIALTY FOODS FINANCE
 CORPORATION                   CORPORATION

 By:                           By:
 Name:                         Name:
 Title:

 Title:                        SAPUTO ACQUISITION, INC.
 SAPUTO GROUP INC.

                               By:
 By:                           Name:
 Name:
 Title:
 Title:





          Saputo Group Inc. irrevocably and unconditionally agrees to cause Saputo Acquisition, Inc. to perform its obligations to pay the Accounts Receivable Purchase Price under Section 1.03(a) hereof. If Saputo Acquisition, Inc.
shall fail to perform such obligation, Saputo Group Inc.
shall have the obligation in its stead to pay the Accounts
Receivable Purchase Price under Section 1.03(a) hereof. In addition, Saputo Group Inc. irrevocably and unconditionally guarantees all of the other obligations of Saputo
Acquisition, Inc. under this Agreement

                                   SAPUTO GROUP INC.



By:
                                   Name:
                                   Title:



Attachment 1


 Face Amount of Purchased        $____________
 Accounts Receivable:

 SFFC Reserve (__% x             $____________
 $__________):

 Accounts Receivable Purchase    $____________
 Price:




Schedule 2.02



Schedule 3.02



Schedule 4.02



Final Attachment 1


_______________________________
1This  amount will reflect the face amount of the  Purchased
Accounts Receivable set forth on Attachment 1.